Exhibit 2

                              FINANCIAL STATEMENTS




                               CP SHIPS LIMITED

                             FINANCIAL STATEMENTS

                          31ST DECEMBER 2003 RESTATED












                                    contents

                                    2 Management's Responsibility for
                                      Financial Reporting

                                    3 Auditors' Report

                                    4 Consolidated Statements of Income

                                    4 Consolidated Statements of Retained
                                      Earnings

                                    5 Consolidated Balance Sheets

                                    6 Consolidated Statements of Cash Flow

                                    7 Notes to the Consolidated Financial
                                      Statements

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The information in these consolidated financial statements is the responsibility of management and has been reviewed and approved by the Board of Directors. The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles and include amounts based on management's best estimates and careful judgment.

Management maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that transactions are authorized, recorded and reported properly. The internal audit department reviews these accounting controls on an ongoing basis and reports its findings and recommendations to management and to the Audit Committee of the Board of Directors.

As disclosed in note 2 to the consolidated financial statements, a restatement has been necessary as a result of control related issues. A number of corrective measures have been taken and management will continue to monitor the quality of controls.

The Board of Directors carries out its responsibility for the consolidated financial statements principally through its Audit Committee, consisting of all of the non-executive directors. This Committee reviews the consolidated financial statements with management and the independent auditors prior to submission to the Board for approval. It also reviews the recommendations of both the independent and internal auditors for improvements to internal controls as well as the actions of management to implement such recommendations.

/s/ Frank J. Halliwell                /s/ Ian J. Webber

Frank J. Halliwell                    Ian J. Webber
Chief Executive Officer               Chief Financial Officer

16th August 2004

To the shareholders of CP Ships Limited

We have audited the consolidated balance sheets of CP Ships Limited as at 31st December 2003 and 2002, and the consolidated statements of income, retained earnings and cash flow for each of the years ended 31st December 2003, 2002 and 2001. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at 31st December 2003 and 2002, the results of its operations and its cash flow for each of the years ended 31st December 2003, 2002 and 2001 in accordance with Canadian generally accepted accounting principles.

As described in note 2 to the consolidated financial statements, the accompanying consolidated financial statements of CP Ships Limited as at 31st December 2003 and 2002 and for each of the two years ended 31st December 2003 and 2002 have been restated. Our previously issued auditors' report dated 12th March 2004 has been withdrawn.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Ontario, Canada
12th March 2004, except as to notes 2, 7, 23(b) and 24(k) which are as of 16th August 2004 [TRIPLE DATE]


CONSOLIDATED STATEMENTS OF INCOME
(US$ millions except per share amounts)
                                                                              Year ended 31st December
                                                             2003                2002               2001
                                                             ----                ----               ----
                                                 Restated (note 2)   Restated (note 2)
Revenue
Container shipping operations                               3,130               2,687              2,646

Expenses
Container shipping operations                               2,487               2,155              2,068
General and administrative                                    424                 367                363
Depreciation and amortization of intangible assets            119                  93                 74
Currency exchange (gain)/loss                                  (2)                 (4)                 2
Diminution in value of property, plant and equipment            2                   -                  -
Gain on disposal of property, plant and equipment              (2)                  -                  -
                                                        ---------------------------------------------------
                                                            3,028               2,611              2,507
                                                        ---------------------------------------------------

Operating income before exceptional items                     102                  76                139
Exceptional items (note 3)                                    (10)`                 2                (19)
Spin-off related items (note 3)                                 -                   -                (24)
                                                        ---------------------------------------------------

Operating income                                               92                  78                 96
Interest expense, net (note 4)                                (36)                (23)                 -
                                                        ---------------------------------------------------

Income before income tax                                       56                  55                 96
Income tax expense (note 5)                                    (3)                (10)               (12)
                                                        ---------------------------------------------------

Income before goodwill charges and minority interest           53                  45                 84
Minority interest                                               -                   -                  1
                                                        ---------------------------------------------------

Income before goodwill charges                                 53                  45                 85
Goodwill charges, net of tax ($nil)                             -                   -                (16)
                                                        ---------------------------------------------------

Net income                                                     53                  45                 69
Dividends on preference shares                                  -                   -                 (3)
                                                        ---------------------------------------------------

Net income available to common shareholders                  $ 53                $ 45               $ 66
                                                        ---------------------------------------------------

Average number of common shares outstanding (millions)       89.8                84.8               79.3
(note 17)
Earnings per common share basic (note 17)                  $ 0.59              $ 0.53             $ 0.83
Earnings per common share diluted (note 17)                $ 0.57              $ 0.52             $ 0.83


CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

Balance, 1st January (Restated - note 2)                      540                 509                443
Net income                                                     53                  45                 69
Dividends on preference shares                                  -                   -                 (3)
Dividends on common shares                                    (14)                (14)                 -
                                                        ---------------------------------------------------
Balance, 31st December (Restated - note 2)                  $ 579               $ 540              $ 509
                                                        ---------------------------------------------------

See accompanying notes to the consolidated financial statements




CONSOLIDATED BALANCE SHEETS
(US$ millions)
                                                                 As at 31st December
                                                             2003                2002
                                                             ----                ----
ASSETS                                           Restated (note 2)  Restated (note 2)
Current assets
Cash and cash equivalents                                      75                 110
Accounts receivable                                           463                 526
Prepaid expenses                                               44                  46
Inventory                                                      24                  21
                                                        ---------------------------------------
                                                              606                 703

Property, plant and equipment (note 7)                      1,235               1,134
Deferred charges (note 8)                                      32                  38
Goodwill and other intangible assets (note 9)                 607                 608
Future income tax assets (note 5)                               4                   -
Other assets (note 10)                                         16                   4
                                                        ---------------------------------------
                                                          $ 2,500             $ 2,487
                                                        ---------------------------------------

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities                      564                 665
Long-term debt due within one year (note 11)                   19                  15
                                                        ---------------------------------------
                                                              583                 680

Long-term liabilities
Long-term debt due after one year (note 11)                   632                 582
Future income tax liabilities (note 5)                          7                   7
                                                        ---------------------------------------
                                                              639                 589

Shareholders' equity
Common share capital (note 14)                                686                 685
Contributed surplus (note 15)                                   7                   1
Retained earnings                                             579                 540
Cumulative foreign currency translation adjustments             6                  (8)
                                                        ---------------------------------------
                                                            1,278               1,218
                                                        ---------------------------------------
                                                          $ 2,500             $ 2,487
                                                        ---------------------------------------



Contingent Liabilities and Commitments - notes 19, 20 and 23(b)
See accompanying notes to the consolidated financial statements


On behalf of the Board:



/s/ Frank J. Halliwell                          /s/ Ian J. Webber

Frank J. Halliwell                              Ian J. Webber
Chief Executive Officer                         Chief Financial Officer


CONSOLIDATED STATEMENTS OF CASH FLOW
(US$ millions)
                                                                              Year ended 31st December
                                                             2003                2002               2001
                                                             ----                ----               ----
Operating activities                             Restated (note 2)  Restated (note 2)
Net income                                                     53                  45                 69
Depreciation and amortization of intangible assets            119                  93                 90
Exceptional items                                              10                  (2)                43
Future income tax benefit                                      (4)                 (1)                 -
Amortization of deferred charges                               13                   9                  5
Diminution in value of property, plant and equipment            2                   -                  -
Gain on disposal of property, plant and equipment              (2)                  -                  -
Restricted share awards                                         6                   1                  -
Other                                                           -                   -                  1
                                                        ---------------------------------------------------
                                                              197                 145                208
(Increase)/decrease in non-cash working capital (note 16)     (37)                (49)                 7
                                                        ---------------------------------------------------
Cash from operations before exceptional and spin-off          160                  96                215
related payments
Exceptional and spin-off related payments                     (10)                (12)               (25)
                                                        ---------------------------------------------------

Cash from operations                                          150                  84                190

Financing activities
Increase in share capital                                       1                  88                  -
Contributed surplus                                             -                   -                  2
Return of share capital                                         -                   -                (14)
Redemption of preferred shares                                  -                   -               (116)
Increase in long-term debt                                    104                 557                160
Repayment of long-term debt                                  (172)               (212)               (14)
Repayment of Italia short-term debt                             -                 (11)                 -
Increase in deferred financing costs                           (1)                (11)                (7)
Increase in loans from former affiliated companies              -                   -                 88
Repayment of loans from former affiliated companies             -                   -               (138)
Preference dividends paid                                       -                   -                 (3)
Common share dividends paid                                   (14)                (14)                 -
                                                        ---------------------------------------------------
Cash (outflow)/inflow from financing activities               (82)                397                (42)

Investing activities
Additions to property, plant and equipment                   (158)               (439)              (288)
Increase in deferred dry-dock costs                            (4)                 (9)                (9)
Reimbursement of ship stage payments                           43                   -                  -
Acquisition of businesses (note 6)                              -                 (40)                 -
Proceeds from disposal of property, plant and equipment        18                   5                 15
Proceeds from disposal of investments                           -                   -                 12
Increase in other assets                                       (2)                 (4)                 -
Repayment of loans to former affiliated companies               -                   -                116
                                                        ---------------------------------------------------
Cash outflow from investing activities                       (103)               (487)              (154)

Decrease in cash and cash equivalents /(1)/                   (35)                 (6)                (6)
Cash and cash equivalents at beginning of year                110                 116                122
                                                        ---------------------------------------------------
Cash and cash equivalents at end of year                     $ 75               $ 110              $ 116
                                                        ---------------------------------------------------

Additional information
Taxes paid                                                    $ 6                $ 12               $ 12
Interest paid                                                $ 32                $ 12                $ 7
                                                        ---------------------------------------------------


(1) Cash and cash equivalents comprise cash and temporary investments with a maximum maturity of three months See accompanying notes to the consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise indicated, all amounts are shown in US$ millions)

1.   Significant accounting policies

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP").

(a) Basis of consolidation - The consolidated financial statements include CP Ships Limited ("CP Ships") and all of its subsidiary companies from the date of acquisition until the date of disposal, if relevant.

(b) Revenue & cost recognition - Revenue and costs directly attributable to loaded container movements are recognized when delivery of the loaded container to its final destination is completed. Other revenue is accounted for on completed service delivery and other costs are accounted for when incurred.

(c) Use of estimates - The preparation of financial statements requires that management make estimates in reporting the amounts of certain revenues and expenses for each financial year and certain assets and liabilities at the end of each financial year. Actual results may differ from these estimates.

(d) Income taxes - CP Ships accounts for income taxes using the liability method. Under this method, future income tax assets and liabilities are recognized based on differences between the basis of assets and liabilities used for financial statement and for income tax purposes, using substantively enacted tax rates. Future tax assets are not recognized if they are not expected to be utilized.

(e) Earnings per common share - Basic earnings per common share is calculated using the weighted average number of common shares outstanding in the year.

The dilutive effect of outstanding stock options and unvested restricted shares is reflected in diluted earnings per share by application of the treasury stock method.

(f) Property, plant & equipment - Property, plant and equipment is stated at cost less depreciation, which is determined on a straight-line basis over the estimated remaining useful life of each asset.

Depreciation on ships is calculated on a straight-line basis at rates to reduce the book value of each ship to its estimated residual value by the end of its estimated useful life which is considered to be 25 years.

Major additions, replacements and capital improvements to ships are depreciated over the estimated remaining useful life of the ship.

Containers are depreciated on a straight-line basis over their estimated useful life of 12 years to their estimated residual values.

Furniture and equipment is fully depreciated on a straight-line basis over the estimated useful lives of the assets, a maximum of ten years.

Computer hardware and software is fully depreciated on a straight-line basis over its estimated useful life, which varies between two and eight years, from the date that it is brought into use. Relevant costs directly associated with developing or obtaining internal-use computer software are capitalized.

Trucking equipment is fully depreciated on a straight-line basis over the estimated service lives of the assets, a maximum of ten years. Owned automobiles are depreciated on a straight-line basis over four years.

Owned buildings are fully depreciated on a straight-line basis over the estimated useful lives, a maximum of 50 years. Land is not depreciated.

Leasehold improvements are amortized over the lesser of the remaining lease term or ten years.

Terminal equipment is depreciated on a straight-line basis over its estimated useful life which varies between three and 30 years.

When depreciable assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and the remaining balance, net of any proceeds from sale or salvage value, is reflected in the result from operations.

In accordance with CICA 3063, "Impairment of Long-lived Assets," the company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of their carrying amount to the future undiscounted cash flows the assets are expected to generate. If such property, plant and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying amount of the assets exceeds their fair market value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(g) Leases - Leases are classified as either capital or operating. Those leases which transfer substantially all the benefits and risks of ownership of property to CP Ships are accounted for as capital leases.

Capital leases are accounted for as assets and are fully amortized on a straight-line basis over the lesser of the period of expected use of the assets or the lease term. Commitments to repay the principal amounts arising under capital lease obligations are included in current liabilities to the extent that the amount is repayable within one year, otherwise the principal is included in amounts due after one year. The capitalized lease obligation reflects the present value of future lease payments. The finance element of the lease payments is charged to income over the term of the lease.

Operating lease costs are charged to income on a straight-line basis.

(h) Deferred charges - Deferred charges include deferred financing costs and deferred dry-docking costs. Deferred financing costs represent expenses incurred to obtain financing which have been deferred and are amortized over the periods to maturity of the underlying arrangements. Any unamortized cost is written off on the early termination of the underlying arrangement. Dry-docking and special survey costs are deferred and amortized over the dry-docking cycle, typically between two to five years. Any unamortized cost is written off on the disposal of the relevant ship.

(i) Goodwill & other intangible assets - Goodwill represents the excess of the fair value of consideration paid over the fair value of net tangible and other identifiable intangible assets acquired. Separately identifiable intangible assets are recorded at fair value. CP Ships evaluates the carrying value of goodwill for possible impairment of each reporting unit on an annual basis. Prior to 2002, goodwill was amortized to income over a period of 35 years. The impact of not amortizing goodwill in 2001 would have been to increase net income by $16 million to $85 million from an income of $69 million and would have increased basic and diluted earnings per share by $0.20. Identifiable intangible assets with indefinite lives are not amortized but are subject to impairment review at least annually. All other intangible assets are amortized on a straight-line basis over their estimated economic useful lives ranging from 10 to 20 years, and are subject to impairment review at least annually.

(j) Foreign currency translation - Revenue and expense items and other transactions denominated in foreign currencies are recorded in US$, which is the functional currency of CP Ships, at the exchange rates in effect on the dates of the related transactions. Monetary assets and liabilities denominated in foreign currencies are translated into US$ at the year-end rates of exchange. Foreign currency gains and losses arising from realization or remeasurement of foreign currency denominated monetary assets and liabilities are recognized in income as incurred.

The financial statements of subsidiary companies denominated in currencies other than US$ which are considered to be self-sustaining are translated into US$ using year-end rates of exchange for assets and liabilities and average rates in effect during the year for revenues and expenses. Exchange gains or losses arising from such translation are deferred and included under shareholders' equity as foreign currency translation adjustments.

The financial statements of subsidiary companies denominated in currencies other than US$ which are considered to be integrated operations are translated into US$ using year-end rates of exchange for monetary assets and liabilities, historical exchange rates for non-monetary assets and liabilities and average rates in effect during the year for revenues and expenses. Exchange gains or losses arising from such translation are recognized in income.

(k) Employee future benefits - The costs of defined benefit pensions are actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. Market related values are used for calculating the expected return on plan assets. The projected benefit obligation is discounted using a market interest rate at the beginning of the year on high quality corporate debt instruments.

Pension expense includes the cost of pension benefits earned during the year, the interest cost on pension obligations, the expected return on pension plan assets, settlement gains, the amortization of any net transitional asset, the amortization of adjustments arising from any pension plan amendments and the amortization of the excess of any net actuarial gain or loss of over 10% of the greater of the benefit obligation and the market related value of plan assets. The amortization period covers the expected average remaining service lives of employees covered by the various plans.

For defined contribution plans, pension costs generally equal plan contributions due during the year.

(l) Derivative financial instruments - Derivative financial instruments are utilized to manage exposure to foreign currency exchange rates, interest rates and fuel prices. Derivative financial instruments are not fair valued unless used for speculative or trading purposes. However, CP Ships does not use derivative financial instruments for speculative or trading purposes.

All relationships between hedging instruments and hedged items are documented, as well as risk management objectives and the strategy for undertaking hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecast transactions. Assessments are made, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Payments or receipts under derivative financial instruments used to manage exposure to foreign currencies and bunker fuel are recognized in the income statement concurrently with the hedged transaction and are netted against the hedged item, providing the effectiveness of the hedge is reasonably assured. The fair values of the outstanding contracts are not reflected in the financial statements.

Net payments or receipts under derivative instruments used to manage exposure to interest rates are accrued as adjustments to interest expense and the fair values of the outstanding contracts are not reflected in the financial statements.

(m) Stock-based compensation - Under stock-based compensation plans described in note 15, stock options and restricted stock have been granted to directors and certain key employees or were granted to former Canadian Pacific Limited ("CPL") employees as part of the Plan of Arrangement under which CP Ships was demerged from CPL on 1st October 2001 (note 14).

CICA 3870, "Stock-based Compensation and Other Stock-based Payments," was adopted effective 1st January 2002. Any consideration paid by employees on the exercise of stock options is credited to share capital. In the event options are canceled, no adjustment is made to share capital and no expense is recognized. Compensation expense is not recognized for stock options.

Compensation expense is recognized for direct awards of stock at market value when granted or if non-vested, such expense is spread over the vesting period.

Prior to 2002, all stock-based compensation was treated as an equity transaction and no expense was recognized.

(n) Restructuring costs - Prior to 31st March 2003 restructuring costs were recorded in the period detailed exit and restructuring plans were approved. Subsequent to 31st March 2003, CICA Emerging Issue Committee Abstract ("EIC") 134, "Accounting for Severance and Termination Benefits," and EIC 135, "Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring)," were adopted. They require that all costs associated with an exit activity should be recognized when liabilities are actually incurred. Provisions for restructuring costs are recorded in liabilities.

(o) Acquisitions - All acquisitions are accounted for using the purchase method. Under this method, all assets and liabilities are recorded at their fair value at the acquisition date.

(p) Comparative figures - Certain comparatives have been reclassified to conform to the financial statement presentation adopted in the current year.

(q) New Canadian accounting pronouncements - CICA Accounting Guideline AcG-13, "Hedging Relationships," is effective for fiscal years beginning on or after 1st July 2003 and specifies new criteria for applying hedge accounting. If hedge accounting criteria are not met, derivative instruments currently accounted for as hedges will no longer continue to be accounted for as hedges, and their recorded amounts will be adjusted from their carrying value to their fair value. If this standard had been applied at 31st December 2003, the fair value adjustment would have increased net income by $1 million.

CICA Accounting Guideline AcG-15, "Consolidation of Variable Interest Entities," requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. AcG-15's consolidation requirement is effective for all annual and interim periods beginning on or after 1st November 2004. The impact of AcG-15 on the results of operations and financial position is not expected to be significant.

CICA 1100, "Generally Accepted Accounting Principles," establishes standards for financial reporting in accordance with generally accepted accounting principles, and defines primary sources of GAAP and requires that an entity apply every relevant primary source. This guidance is effective for fiscal years beginning on or after 1st October 2003. The impact of CICA 1100 on the results of operations and financial position is being assessed.

CICA 3870, "Stock-based Compensation and Other Stock-based Payments," was amended in 2003 to require expensing of all stock-based compensation from the grant date, effective 1st January 2004. In accordance with the transitional provisions of CICA 3870, all stock-based compensation will be expensed in 2004, and 2004 opening retained earnings will be retroactively restated with a cumulative charge of $1 million.

2. Restatements

In August 2004, the company restated the previously reported results for 2003 to reflect an increase in container shipping costs of $23 million and a reduction in revenue of $6 million, resulting in a reduction in net income of $29 million. At the same time, 2002 results were also restated to reflect an increase in container shipping costs and a reduction in net income of $7 million.

The balance sheet as at 31st December 2003 has been restated to increase accounts payable and accrued liabilities by $30 million and to reduce accounts receivable by $6 million, with a corresponding reduction of $36 million in retained earnings.

The balance sheet as at 31st December 2002 has been restated to increase accounts payable and accrued liabilities by $7 million with a corresponding $7 million reduction in retained earnings.

(a) Impact of restatement on consolidated statements of income

The impact of the restatements on net income for the years ended 31st December 2003 and 2002 are as follows:

US$ millions                           31st December 2003  31st December 2002
------------------------------------------------------------------------------

Net income - as previously reported            82                 52

Adjustments:
------------
Revenue
Container shipping operations (i)              (6)                 -

Expenses
Container shipping operations (ii),           (23)                (7)
(iii)
                                    ------------------------------------------

Total adjustments                             (29)                (7)
                                    ------------------------------------------

Net income - as restated                       53                 45
                                    ------------------------------------------

(i) Adjustment required to eliminate revenue-related balances that should not have been included on the balance sheet. Of this amount $3 million is to eliminate intercompany items previously not eliminated on consolidation and included within accounts receivable. A further $3 million relates to the elimination of other miscellaneous revenue-related balances which should not have been recognized as revenues and accounts receivable.
(ii) The 2003 adjustment includes $20 million to correct the level of accruals established for container shipping costs. These underaccruals resulted from issues that affected certain of the processes and controls required to make and maintain reasonable estimates of accruals. A further $2 million relates to an incorrect reversal of cost accruals. An additional $1 million relates to the elimination of certain other cost-related balances.
(iii) The 2002 adjustment of $7 million is to charge additional costs for container shipping operations, required as a result of the unintentional recording of an intercompany liability within accruals and the subsequent charging of third party costs against this balance.

None of the adjustments reflected above are affected by income taxes and therefore no restatement of the company's previously reported provisions for income taxes is required.

(b) Impact of restatement on consolidated statements of retained earnings

                             31st December    31st December   31st December
US$ millions                     2003             2002             2001
------------------------------------------------------------------------------

Retained earnings - as
previously reported              615               547             509

Adjustments                      (36)              (7)              -
                            --------------------------------------------------

Retained earnings - as
restated                          579              540             509
                            --------------------------------------------------

As at 31st December 2003, accounts receivable has decreased by $6 million and accounts payable and accrued liabilities have increased by $30 million.

As at 31st December 2002, accounts payable and accrued liabilities have increased by $7 million.

(c) Impact of restatement on segmented reporting

The impact of the restatement on operating income by segment for the years ended 31st December 2003 and 2002 is as follows:



2003
----

                        Trans                     Latin
US$ millions           Atlantic   Australasia     America        Asia         Other         Total
-----------------------------------------------------------------------------------------------------

Operating income /
(loss) before
exceptional items as
previously reported       82          27            15           (8)           15           131

Restatement              (17)         (3)           (4)          (4)           (1)          (29)
                      -------------------------------------------------------------------------------

Restated operating
income / (loss) before
exceptional items         65          24            11          (12)           14           102
                      -------------------------------------------------------------------------------



                                     -11-



2002

                        Trans                     Latin
US$ millions           Atlantic   Australasia     America        Asia         Other         Total
-----------------------------------------------------------------------------------------------------

Operating income /
(loss) before
exceptional items as
previously reported       60          27            21          (38)           13            83

Restatement               (4)          -             -           (3)            -            (7)
                      -------------------------------------------------------------------------------

Restated operating
income / (loss) before
exceptional items         56          27            21          (41)           13            76
                      -------------------------------------------------------------------------------


3. Exceptional items

In 2003, the exceptional charge of $10 million arises from organizational restructuring in Europe and mainly comprises consolidation of the UK management activities of Canada Maritime, Cast and Contship Containerlines resulting in the closure of certain UK offices. The charges include staff related costs of $7 million and expenses relating to redundant office leases of $3 million. At 31st December 2003, this restructuring was substantially complete with $3 million remaining to be spent for redundant office leases to 2008.

In 2002 the exceptional credit of $2 million arose from the write back of unutilized provisions for unusual charges established in 2001 as an exceptional charge.

The exceptional charges in 2001 comprised:

(a) Spin-off related items of $24 million for professional fees and other expenses associated with the company's demerger from CPL under the Plan of Arrangement described in note 14, including $7 million for consent payments to parties to the Montrose and Montclare ship leases and $10 million for the cost of terminating a cash-based long-term incentive plan ("LTIP") by converting it into restricted stock awards. The total value of shares required to terminate LTIP was $22 million. The amount of $10 million included in the exceptional charge, together with an $8 million provision charged for the year ended 31st December 2000 for LTIP earned to that date allowed for the purchase on the market of CP Ships' shares at a value of $18 million. Shares valued at $4 million were issued from treasury. The shares were placed in an irrevocable trust which was established to settle the company's obligations under the LTIP termination arrangements.

(b) Unusual charges of $19 million for the restructuring of organization and offices, mainly in Europe and North America, during 2001 and 2002. The charges include the cost of employee severance and redundant office leases, and as at 31st December 2003, $18 million has been utilized.

4. Interest expense (net)

                                                 2003     2002      2001
                                                 ----     ----      ----

Long-term debt                                    (38)     (24)       (6)
Short-term debt                                    (1)      (1)       (1)
                                              ----------------------------
Total interest expense                            (39)     (25)       (7)
Interest income                                     3        2         7
                                              ----------------------------
Interest expense (net)                          $ (36)   $ (23)      $ -
                                              ----------------------------

5. Income tax expense

The principal operating subsidiaries have operations taxable mainly in jurisdictions or under programs with relatively low rates of tax including under UK Tonnage Tax where taxation is based on the tonnage of ships used by the subsidiary, rather than profits earned.

                                                  2003     2002      2001
                                                  ----     ----      ----
Income tax expense
Current                                              7       11        12
Future                                              (4)      (1)        -
                                               ----------------------------
                                                   $ 3     $ 10      $ 12
                                               ----------------------------

The difference between the income tax expense and the theoretical expense obtained by applying the Canadian statutory tax rate is as follows:

                                                  2003     2002      2001
                                                  ----     ----      ----
                                              Restated Restated
Provision at Canadian                               20       17        38
statutory rates
Foreign tax rate differentials                      (2)      (7)      (30)
Tonnage tax rate differentials                     (15)      (5)        -
Prior year items                                    (2)      (1)        1
Tax losses now recognized                           (3)       -         -
Other                                                5        6         3
                                               ----------------------------
Income tax expense                                 $ 3     $ 10      $ 12
                                               ----------------------------

The provision for future income taxes arises from differences in the recognition of revenues and expenses for income tax and accounting purposes. The temporary differences comprising the net future income tax liabilities are:

                                                           2003     2002
                                                           ----     ----
Future income tax assets
Non-capital loss carryforwards                                4        -
                                                        -------------------
                                                            $ 4      $ -
Future income tax liabilities
Capital assets carrying value in excess of
   tax basis                                                 (7)      (6)
Other items                                                   -       (1)
                                                        -------------------
                                                           $ (7)    $ (7)

                                                        -------------------
Net future tax liabilities                                 $ (3)    $ (7)
                                                        -------------------

In assessing the realizability of future tax assets, CP Ships considers whether it is more likely than not that some or all of the future tax assets will be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. CP Ships considers the scheduled reversal of historical taxable income, projected future taxable income and tax planning strategies in making this assessment.

At 31st December 2003, the amount of unused tax losses was $62 million (2002:
$56 million, and 2001: $17 million), for which no future tax asset has been recognized because it is considered unlikely the losses will be utilized in the foreseeable future, if at all. The tax losses will begin to expire in 2007, although subsequent to 31st December 2003, $24 million of the unused tax losses were lost as a result of an internal reorganization.

6.   Business acquisitions

There were no business acquisitions in 2003.

In 2002, CP Ships acquired all the outstanding shares of Italia di Navigazione S.p.A. ("Italia Line") and its sales agencies in Italy and Spain together with certain assets of its Canadian and Venezuelan agencies.

This acquisition gave rise to goodwill and other intangible assets of $106 million. No deferred tax asset was created for tax losses or tax-deductible goodwill since they were not expected to be utilized. The estimated fair values of the net assets acquired and consideration, which was paid in cash, are summarized as follows:

Accounts receivable and inventory                                     36

All other tangible assets                                             16
Goodwill and other intangible assets                                 106
Bank borrowings                                                      (11)
Accounts payable and accrued liabilities                             (85)
Long-term debt                                                       (22)
                                                                 ---------
Consideration and costs                                             $ 40
                                                                 ---------

Included above is a $9 million provision to terminate contracts and restructure the organization. These costs related to closing certain offices and terminating contracts with third party suppliers that were not needed. At 31st December 2003, $6 million had been utilized (2002: $1 million). The remaining balance of $3 million, mainly for redundant contracts with third party suppliers, is expected to be utilized in 2004.

7. Property, plant & equipment

                                                   2003           2002
                                                   ----           ----
Ships                                          Restated       Restated
Cost                                              1,188          1,014
Accumulated depreciation                           (201)          (146)
                                                --------------------------
                                                    987            868
Containers
Cost                                                140            150
Accumulated depreciation                            (67)           (61)
                                                --------------------------
                                                     73             89
Terminal equipment & other
Cost                                                151            135
Accumulated depreciation                            (82)           (67)
                                                --------------------------
                                                     69             68
Computer hardware & software
Cost                                                227            199
Accumulated depreciation                           (121)           (90)
                                                --------------------------
                                                    106            109

Total cost                                        1,706          1,498
Total accumulated depreciation                     (471)          (364)
                                                --------------------------
Net book value                                  $ 1,235        $ 1,134
                                                --------------------------

Certain adjustments to properly reflect the gross cost and accumulated depreciation of group assets have been made. This restatement has no effect on net book value of property, plant and equipment in total or of any asset category. These adjustments were required to reverse consolidation entries which had not been updated to reflect changes in and disposals of certain assets.

Assets under construction, which are not being depreciated, included above in computer hardware and software amount to $5 million at 31st December 2003. As of 31st December 2002, assets under construction not being depreciated amounted to $46 million, of which $44 million is included above in ships.

At 31st December 2003 assets held under capital leases, with a cost of $215 million (2002: $115 million) and accumulated depreciation of $67 million (2002: $64 million), are included above and mainly comprise ship leases with a net book value of $105 million (2002: $nil), and container leases of $39 million (2002: $47 million).

Ships with a net book value of $754 million at 31st December 2003 (2002: $533 million) were pledged as security against bank and other loans. In 2002, buildings with a net book value of $3 million were mortgaged as security against long-term loans. They were sold in 2003.

8. Deferred charges

Deferred charges of $32 million (2002: $38 million) comprise:

(a) Unamortized deferred financing costs of $15 million (2002: $16 million) related to the arrangement of financings including $200 million unsecured principal amount ten-year senior notes in 2002 and certain capital lease obligations. These costs are amortized evenly over the periods of the underlying arrangements, which end between 2005 and 2012. The amortization in 2003 was $4 million (2002: $2 million, and 2001: $nil).

(b) Unamortized deferred dry-dock costs of $17 million (2002: $22 million) related to dry-docking and special survey costs. These costs are amortized evenly over the dry-docking cycle, typically between two and five years. The amortization in 2003 was $9 million (2002: $7 million, and 2001: $6 million).

9. Goodwill & other intangible assets

Goodwill and other intangible assets of $607 million (2002: $608 million) comprise:

(a)  Goodwill

Balance, 1st January 2003                                           598
Additions                                                             -
                                                                ----------
Balance, 31st December 2003                                       $ 598
                                                                ----------

(b) Other intangible assets

                                                          2003     2002
                                                          ----     ----

Cost                                                        10       10
Accumulated depreciation                                    (1)       -
                                                       -------------------
                                                           $ 9     $ 10
                                                       -------------------

Other intangible assets comprise trade names and customer service contracts acquired in the Italia Line acquisition in 2002 and have an estimated useful life of between 10 and 20 years. Amortization expense for these items in 2003 was $1 million (2002 and 2001: $nil). No intangible assets were acquired in 2003.

10.  Other assets

Other assets comprise cash on deposit of $6 million (2002: $4 million) primarily in respect to operational guarantees (note 19) and $10 million (2002: $nil) for an accrued swap receivable relating to the hedge of certain GBP denominated capital lease obligations (notes 11 and 13).

11.  Long-term debt

                                                          2003     2002
                                                          ----     ----

Bank loans                                                 275      326
Ten-year senior notes                                      196      196
Long-term loans                                             37       45
                                                       -------------------
                                                           508      567
Capital leases                                             143       30
                                                       -------------------
                                                           651      597
Amounts due within one year                                (19)     (15)
                                                       -------------------
Amounts due after one year                               $ 632    $ 582
                                                       -------------------

The bank loans represent two long-term revolving credit facilities secured by certain owned ships and providing for borrowings of up to $525 million, of which $514 million was available at 31st December 2003.

The first facility of $175 million was fully drawn at 31st December 2003 and is committed to August 2005 with a $50 million step down in August 2004. This facility bears interest at a margin, linked to its credit rating, over US$ LIBOR. As at 31st December 2003, the margin was 1.05%.

The second facility of $350 million, of which $100 million was drawn at 31st December 2003, is committed to December 2006, with a 25% step down in December 2005. This facility bears interest at a margin, which depends on the corporate credit rating, over US$ LIBOR. As at 31st December 2003, the margin was 1.75%.

During 2003, $90 million of unsecured revolving facilities with a 364-day maturity expired undrawn.

Ten-year senior notes comprise $200 million unsecured principal amount notes at 10.375% issued in July 2002 at a price of 97.722% for an effective rate of 10.75% which mature in July 2012. The issue discount is being accreted over the life of the bonds. CP Ships may redeem the senior notes at any time according to a predetermined pricing formula.

Long-term loans comprise a $37 million term loan repayable up to 2008 bearing interest at 6.71% secured by four ships.

The bank loans, senior notes and long-term loans are subject to covenants, which are customary for these types of facility. CP Ships is in compliance with these covenants at 31st December 2003.

Aggregate maturities of the bank loans, long-term loans and senior notes over the next five years and thereafter are as follows:

2004                                                                   7
2005                                                                  20
2006                                                                 271
2007                                                                  10
2008                                                                   4
2009 and thereafter                                                  196
                                                                 ---------
Total payments                                                     $ 508
                                                                 ---------

Capital leases - Capital leases consist of ship leases of $118 million (2002:
$nil) and container and other leases of $25 million (2002: $30 million).

During 2003, two 4100 teu ships, Canmar Venture and Spirit, were financed under separate 25-year GBP denominated capital leases. These ship lease obligations bear interest at 3-month GBP LIBOR+0.2% and expire in 2028 and are repayable in quarterly installments. CP Ships has the sole option to terminate these leases at any time, or to extend them beyond 2028 for further one-year periods. The GBP denominated lease obligations have been swapped for US$ to remove foreign currency exchange risk (note 13), and as a consequence the effective interest rate is 3-month US$ LIBOR+0.45%.

The container and other leases are repayable in monthly instalments ending between 2004 and 2007. Obligations under container and other leases bear interest primarily at fixed rates, which range from 3% to 18%.

Interest expense on capital leases amounted to $5 million (2002: $2 million, and 2001: $3 million).

Capital lease commitments over the next five years and thereafter are as follows:

2004                                                                  20
2005                                                                  18
2006                                                                  16
2007                                                                  12
2008                                                                   9
2009 and thereafter                                                  175
                                                                 ---------
Total minimum lease payments                                         250
Less imputed interest                                               (107)
                                                                 ---------
Present value of minimum lease payments                              143
Less current portion                                                 (12)
                                                                 ---------
Long-term portion of capital lease
   commitments                                                     $ 131
                                                                 ---------

12. Fair value of financial instruments

Short-term financial assets and liabilities are valued at their carrying values as presented in the consolidated balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of these instruments.

The estimated fair value of financial instruments at 31st December 2003 and 2002 is as follows:

                                                    Asset /
                                                (Liability)    Asset /
                                                  Carrying   (Liability)
                                                   Amount     Fair Value
                                                --------------------------
                                                          2003
                                                --------------------------

Long-term debt                                     (651)        (686)
Derivative instruments (note 13):
   Interest rate swaps                                -           (1)
   Foreign currency contracts                        10           10
   Bunker fuel price contracts                        -            1

                                                          2002
                                                --------------------------

Long-term debt                                     (597)        (611)
Derivative instruments (note 13):
   Interest rate swaps                                -            4

Long-term debt - The fair value of third-party long-term debt has been estimated based on current market prices and rates currently available to CP Ships for long-term borrowing with similar terms and conditions to those borrowings in place at the balance sheet date, or estimated using discounted cash flow analyses, based on rates currently available for debt with similar terms and remaining maturities.

Apart from the ten-year senior notes, there is no material difference between the carrying value and the fair value of the third-party long-term debt.

Interest rate, foreign currency & bunker fuel derivatives - The fair value of the interest rate swaps, foreign currency exchange contracts and bunker fuel price contracts, used for hedging purposes, is the estimated amount that CP Ships would have to pay or receive to terminate the agreements at the reporting date, taking into account interest rates, foreign exchange rates and bunker fuel prices.

13. Derivative instruments & hedging activity

Derivatives are used only for hedging purposes. The following summarizes the company's risk management of market risk from foreign exchange fluctuations, changes in interest rates and bunker fuel prices.

(a) Foreign exchange risk management

As a result of net exposures denominated in currencies other than the US$, the company is exposed to changes in exchange rates. To manage this risk derivatives are used to cover certain forecast currency exposures.

During 2003, all forecasted Euro and Canadian $ exposure was hedged resulting in a gain of $21 million (2002: $18 million, and a loss in 2001: $4 million). At 31st December 2003, 50% of anticipated 2004 Canadian $ exposure was hedged using a combination of put and call options such that the net exposure is limited to between $1.30 and $1.39. During January 2004, forward contracts were concluded at a weighted average rate of $1.25 to hedge 50% of forecast net Euro exposure for the first half of 2004 and 25% for the second half.

During the year, two GBP denominated capital leases were entered into to finance the purchase of the Canmar Venture and Spirit (note 11). These lease obligations have been swapped for US$ to remove foreign currency exchange risk over the same term as the leases, and as a consequence the effective interest rate is 3-month US$ LIBOR+0.45%.

(b) Interest rate risk management

For most of 2003, the interest rate on the $200 million senior notes due 2012 was swapped from 10.375% fixed to an interest rate based on 3-month US$ LIBOR+5.77% giving rise to a reduction in interest expense of $6 million (2002: $1 million). This 10-year hedging instrument was closed out in December 2003 and replaced with a new 5 1/2-year $100 million fixed to floating interest rate swap at 6-month US$ LIBOR+6.12%. Subsequent to the year end, the remaining $100 million was swapped from fixed to floating rates for 4 1/2 years at 6-month US$ LIBOR+6.26%.

Other floating rate 3-month US$ LIBOR obligations of $190 million were swapped to 1.49% fixed to 30th June 2004 resulting in $nil impact in 2003.

(c) Bunker fuel price risk management

CP Ships purchases approximately 1.6 million tonnes of bunker fuel annually and is exposed to movements in bunker fuel prices. To manage this exposure, financial instruments including swaps and put and call options are used to hedge up to 50% of the forecast demand. As at 31st December 2003, there were outstanding bunker fuel swap contracts for 160,000 tonnes of fuel with a weighted average price of $137 per tonne, which expire between January 2004 and December 2004.

The company is exposed to credit loss in the event of non-performance by counterparties to financial instruments including the interest rate, foreign exchange and bunker hedge contracts. This risk is mitigated by contracting with counterparties of high credit quality and by using an appropriate number of counterparties, thereby reducing the risks that would result from concentration.

14.  Shareholders' equity

(a) Plan of arrangement

Prior to 1st October 2001, CP Ships Holdings Inc ("CPSHI") was the wholly owned holding company of Canadian Pacific Limited's ("CPL") container shipping interests. On 1st October 2001, as part of a Plan of Arrangement, CPL distributed its interests in CPSHI to a newly created subsidiary company, CP Ships. CPL then distributed its investment in CP Ships to CPL's common shareholders on the basis of one new common share in CP Ships for four old CPL common shares. As both CPSHI and CP Ships were under the control of CPL at the time, the transactions were accounted for in a manner similar to a pooling-of-interests and the historical financial information of CPSHI became the historical financial information of the now publicly held CP Ships. On 1st January 2002, CPSHI amalgamated with CP Ships.

(b) Common shares

The authorized share capital of CP Ships is an unlimited number of common shares and an unlimited number of preference shares.

An analysis of common shares issued and outstanding is as follows:

                                                   Number     $ Millions
                                                   ------     ----------

Balance at 31st December 2001                  79,969,095           597
New issue                                       9,646,500            88
Issued under stock-based compensation plans       121,326             -
                                             -----------------------------
Balance at 31st December 2002                  89,736,921         $ 685
Issued under stock-based compensation plans       153,598             1
                                             -----------------------------
Balance at 31st December 2003                  89,890,519         $ 686
                                             -----------------------------

On 3rd July 2002, the issue of 8.5 million new common shares at C$ 15.00 (US$ 9.93) for approximate net proceeds, after deduction of offering expenses, of $77 million was completed.

On 9th July 2002, the issue of a further 1.1 million new common shares at C$
15.00 (US$ 9.93) under an over-allotment option for additional net proceeds of approximately $11 million was completed.

Shareholder rights plan - On 30th July 2001, CP Ships adopted a Shareholder Rights Plan (the "Rights Plan") which became effective 1st October 2001. The Rights Plan is designed to provide CP Ships with sufficient time to explore and develop alternatives for maximizing shareholder value in the event of a takeover bid and to provide all shareholders with an equal opportunity to participate in the bid.

15. Stock plans

(a) Stock-based compensation

Under the Employee Stock Option Plan ("ESOP") and Directors Stock Option Plan ("DSOP") options may be granted with or without vesting criteria to employees and directors to purchase common shares at a price normally based on the market value of the shares on or immediately prior to the grant date. Each option may be exercised on a date or dates set by the Board of Directors and generally expires ten years after the grant date.

Restricted shares, direct awards of stock, may also be granted with or without vesting criteria and would normally vest on a specific date.

At 31st December 2003, 1,360,630 shares (2002: 3,763,573 shares, and 2001:
2,453,429) were available for the granting of future options and restricted shares under the stock option plans out of the 6,158,000 currently authorized.

The company has elected to not recognize stock option compensation as an expense but to disclose the effect based on fair value spread over the period to vesting. ESOP awards generally vest three years from grant. DSOP awards vest immediately upon grant.

The company has used the Black-Scholes option-pricing model to assess the fair value of the options granted to employees and directors in 2003 and 2002 with the following assumptions:

                                                             2003     2002
                                                             ----     ----

Dividend yield                                               1.4%     1.4%
Volatility                                                  30.0%    30.0%
Risk-free interest rate                                      4.5%     4.5%
Expected life (years)                                           5        5

Had compensation expense for awards under the plans been determined based on the fair value at the grant dates, the company's net income available to common shareholders and earnings per common share would have been as follows:

($ millions except per share amounts)      2003           2002        2001
                                           ----           ----        ----
                                       Restated       Restated
Net income available to common
shareholders
   As reported                             $ 53           $ 45        $ 66
   Pro forma                               $ 52           $ 45        $ 66

Earnings per common share basic
   As reported                           $ 0.59         $ 0.53      $ 0.83
   Pro forma                             $ 0.58         $ 0.53      $ 0.83

Earnings per common share diluted
   As reported                           $ 0.57         $ 0.52      $ 0.83
   Pro forma                             $ 0.56         $ 0.52      $ 0.83

Stock options granted prior to 1st January 2002 are excluded for the fair value assessment, as permitted under Canadian GAAP.

Transition of CPL option plan - On the effective date of the Plan of Arrangement described in note 14, outstanding options under the CPL Key Employee Stock Option Plan ("KESOP") were replaced pro-rata with new options under the new option plans of the five separately-listed companies, including CP Ships, which were created by the spin-off. Former CPL employees' options over CP Ships shares may be exercised after two years from the original grant date under KESOP in respect to one-half of the number of shares and after three years in respect to the balance and expire ten years after the original grant date.

For the 2003 stock compensation grants, vesting of all of the stock options and one-third of the restricted shares is contingent on the achievement by the company of certain financial performance.

Details of the stock options activity for 2003, 2002 and 2001 are as follows:


                                                                                 Weighted Average
                                                                    Number of      Exercise Price
                                                                      Options       ($ per share)
                                                                      -------       -------------

Balance as at 31st December 2000                                            -                   -
Granted to former CPL employees under the Plan of Agreement           548,983                4.05
Granted under:
   ESOP                                                             3,136,000                7.84
   DSOP                                                                48,000                7.84
Exercised                                                             (51,051)               4.21
Forfeited                                                              (8,412)               4.14
                                                                ------------------------------------
Balance as at 31st December 2001 (489,520 exercisable)              3,673,520                7.33
                                                                ------------------------------------
Granted under:
   ESOP                                                               155,500                9.66
   DSOP                                                                24,000               10.39
Exercised                                                            (107,733)               3.90
Forfeited                                                          (2,213,785)               4.15
Expired                                                                   (25)               3.90
                                                                ------------------------------------
Balance as at 31st December 2002 (413,989 exercisable)              1,530,977                7.11
                                                                ------------------------------------
Granted under:
   ESOP                                                             1,589,333               12.64
   DSOP                                                                24,000               13.76
Exercised                                                            (127,790)               6.17
Forfeited                                                            (140,287)               8.92
Expired                                                                (1,204)               4.63
                                                                ------------------------------------
Balance as at 31st December 2003 (303,707 exercisable)              2,875,029               10.36
                                                                ------------------------------------


Details of the stock options outstanding as at 31st December 2003 are as follows:


                                    Weighted
Range of                             Average         Weighted                           Weighted
Exercise                           Remaining          Average                            Average
Prices               Options     Contractual   Exercise Price         Options     Exercise Price
($ per share)    Outstanding    Life (years)    ($ per share)     Exercisable      ($ per share)
----------------------------------------------------------------------------------------------------

3.44                  13,515             0.5             3.44          13,515               3.44
3.89-3.92             18,971             1.5             3.89          18,971               3.89
4.92                  62,018             5.1             4.92          62,018               4.92
5.11-6.63            113,203             4.8             5.54         113,203               5.54
7.84               1,013,323             7.8             7.84          48,000               7.84
9.66-10.39            60,666             8.5             9.95          24,000              10.39
12.57-17.58        1,593,333             9.2            12.66          24,000              13.76
               -------------------------------------------------------------------------------------
                   2,875,029             8.3            10.36         303,707               6.61
               -------------------------------------------------------------------------------------


Details of the restricted shares outstanding for 2003 and 2002 (nil outstanding in 2001) are as follows:

                                                               Number of
                                                       Restricted Shares
                                                       -----------------

Balance as at 31st December 2001                                       -
Granted                                                          704,666
                                                     ---------------------
Balance as at 31st December 2002                                 704,666
Granted                                                        1,059,579
Forfeited                                                        (90,006)
                                                     ---------------------
Balance as at 31st December 2003                               1,674,239
                                                     ---------------------

During 2002, 2,114,012 stock options were replaced with 704,666 restricted shares.

Details of the restricted shares outstanding as at 31st December 2003 by year of vesting are as follows:

                                                               Number of
Year of Vesting                                        Restricted Shares
---------------                                        -----------------

2004                                                             637,994
2005                                                           1,036,245
                                                     ---------------------
                                                               1,674,239
                                                     ---------------------

Of the total restricted shares outstanding at 31st December 2003, it is estimated that 1,295,985 will be exercisable upon vesting based on their vesting criteria. The related compensation expense recognized in 2003 for granting these restricted shares was $6 million (2002: $1 million, and 2001:
$nil) and contributed surplus was increased accordingly.

In the event of a change in control of CP Ships, all outstanding options and unvested restricted shares under all plans become immediately exercisable.

(b) Employee share purchase plan

The employee share purchase plan permits full-time employees of the company and its subsidiaries to purchase common shares through payroll deductions. The company contributes approximately $1 for every $6 contributed by an employee. To 31st December 2003, a total of 25,808 (2002: 13,568) common shares have been issued from treasury under this plan. A further 460,624 common shares have been authorized and reserved for issuance under this plan.

16. Supplemental cash flow information

(a) Changes in non-cash working capital


                                                       2003           2002        2001
                                                       ----           ----        ----
Decrease/(increase) in current assets              Restated       Restated
Accounts receivable                                      63            (73)        (61)
Prepaid expenses                                          2             (8)         (6)
Inventory                                                (3)            (9)          2
                                                 ---------------------------------------
                                                         62            (90)        (65)

(Decrease)/increase in current liabilities
Accounts payable and accrued liabilities               (101)            90          62

Increase in non-cash working capital from
   acquisition of businesses (note 6)                     -            (49)          -
Decrease in non-cash working capital
   transferred in from shipping-related
   affiliates prior to spin-off (note 14)                 -              -           9
Other changes in non-cash working capital                 2              -           1
                                                 ---------------------------------------
                                                      $ (37)         $ (49)        $ 7
                                                 ---------------------------------------


(b) Non-cash transactions excluded from the consolidated statements of cash flow


                                                       2003           2002        2001
                                                       ----           ----        ----
Capital lease obligations included in
   long-term debt                                       122             22          52


17. Earnings per share

Basic and diluted earnings per share have been calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if dilutive stock options and non-vested restricted shares were exercised using the treasury stock method. A reconciliation of the weighted average number of common shares used to calculate basic and diluted earnings per share is as follows:


(millions of shares)                                   2003           2002        2001
                                                       ----           ----        ----

Weighted average number of common                      89.8           84.8        79.3
   shares outstanding for basic earnings
   per share
Effect of dilutive securities
   - stock options                                      1.1            0.6         0.6
   - unvested restricted shares                         1.7            0.7          -
                                                ----------------------------------------
Weighted average number of common
   shares outstanding for diluted earnings
   per share                                           92.6           86.1        79.9
                                                ----------------------------------------


The basic and diluted earnings per share figures for 2001 have been determined as if the shares and options outstanding at the spin-off date (note 14) had been in place for all of 2001.

18. Related party transactions

Container shipping operations expense for the year ended 31st December 2001 includes $90 million in relation to services provided by parties who were related at the times of the transactions, mainly for inland transportation costs paid to Canadian Pacific Railway, which charges were established on normal commercial terms. There were dividends on preference shares paid to a former affiliated company amounting to $3 million in 2001.

19. Contingent liabilities

In 2003, CICA Accounting Guideline AcG-14, "Disclosure of Guarantees," was adopted. At 31st December 2003, there were bank and other guarantees, certain of which are collateralized by cash of $5 million, given in the normal course of business of $16 million. The guarantees include $3 million given by financial institutions on behalf of CP Ships to guarantee the payment by third parties for certain operational charges. As at 31st December 2003, there were no outstanding liabilities.

During the normal course of business activity, CP Ships and its subsidiaries are occasionally involved in litigation proceedings. The company is currently defending an action in Belgium that was initiated in 1999 totalling approximately Euro 89 million ($112 million) against it and certain of its subsidiaries relating to termination of contracts for stevedoring and related services. CP Ships intends to defend vigorously this action and does not believe any liability will be incurred and accordingly, no provision has been made in the financial statements with respect to this matter other than for legal costs.

20. Commitments

(a) Capital expenditures - Capital commitments at 31st December 2003 amounted to $2 million.

(b) Operating leases - CP Ships utilizes ships, containers and other equipment and occupies premises under non-cancellable operating leases.

Rent expense under operating leases:

                                                 2003     2002      2001
                                                 ----     ----      ----

Ships                                             177      207       308
Containers                                        153      131       132
Other                                              32       27        18
                                              ----------------------------
                                                $ 362    $ 365     $ 458
                                              ----------------------------

There are commitments under operating leases, including obligations under time charters which include certain ship operating expenses, and under long-term bareboat charters. The commitments in each of the next five years and thereafter are:

                                       Current       Future
                                      Operating      Commit-
                                        Leases        ments        Total
                                        ------        -----        -----

2004                                     204            -           204
2005                                     127            1           128
2006                                     105           25           130
2007                                      94           53           147
2008                                      63           59           122
2009 and thereafter                      137          454           591
                                     -------------------------------------
Total payments                         $ 730        $ 592       $ 1,322
                                     -------------------------------------

Future commitments comprise operating leases and associated management services agreements with a term of up to 10 years for nine new 4250 teu ships which are expected to be delivered between late 2005 and early 2007. The lease terms allow for termination at CP Ships' option on an annual basis from the end of the third year of each lease by giving two years notice and paying a termination fee. The associated management services agreements would terminate at the same time. Under the early termination option, the minimum future lease commitments at 31st December 2003 would be $249 million.

21. Pensions

CP Ships operates a number of defined contribution and defined benefit pension plans throughout the world.

Defined benefit plans are based principally on years of service and compensation levels near retirement. Annual contributions to these plans, which are based on various actuarial cost methods, are made on the basis of not less than the minimum amounts required by national, federal or provincial pension supervisory authorities.

Net benefit plan (credit)/expense for each year for defined benefit plans includes the following components:

                                                2003       2002        2001
                                                ----       ----        ----

Service cost - benefits earned during the year     1          1           1
Interest cost on projected benefit obligation      2          2           4
Expected return on pension fund assets            (2)        (2)         (4)
Recognized net actuarial loss                      1          -           4
Amount (released)/provided due to limitation      (4)         2          (3)
Curtailment gain                                   -         (2)          -
                                          ------------------------------------
Net benefit plan (credit)/expense               $ (2)       $ 1         $ 2
                                          ------------------------------------

Information about changes in the defined benefit plans is as follows:

                                                   2003          2002
                                                   ----          ----
Change in benefit obligation
Benefit obligation at beginning of year              35            32
Service cost                                          1             1
Interest cost                                         2             2

Actuarial loss                                        4             2
Curtailment gain                                     (2)            -
Benefits paid                                        (3)           (3)
Exchange rate fluctuation                             5             1
                                                --------------------------
Benefit obligation at end of year                  $ 42          $ 35
                                                --------------------------

Change in plan assets
Fair value of assets at beginning of year            23            25
Actual return on plan assets                          3            (2)
Employer contributions                                2             2
Benefits paid                                        (3)           (3)
Exchange rate fluctuation                             4             1
                                                --------------------------
Fair value of plan assets at end of year           $ 29          $ 23
                                                --------------------------

Included in the above accrued benefit obligation and fair value of plan assets are the following amounts in respect to plans that are not fully funded:

                                                   2003          2002
                                                   ----          ----

Funded status                                       (13)          (12)
Unrecognized net actuarial loss                      16            13
Amount not recognized due to limitation               -            (4)
                                                --------------------------
Accrued benefit asset/(liability)                   $ 3          $ (3)
                                                --------------------------

Weighted-average assumptions as of 31st December:

                                                   2003          2002
                                                   ----          ----

Discount rate                                      6.0%          6.1%
Expected return on plan assets                     6.8%          7.0%
Rate of compensation increase                      4.4%          4.2%

There are also a number of defined contribution plans. The net expense in 2003 for such plans was $7 million (2002: $6 million, and 2001: $4 million).

22. Segment information

CP Ships provides regional containerized ocean and related inland transportation services across the world in various trade lanes.

It manages its business by aggregating container shipping services into the four major markets that it serves, namely TransAtlantic, Australasia, Latin America and Asia. Container shipping services in other regions and services ancillary to container shipping are separately aggregated. Accordingly, there are five reportable segments.

Revenue and operating expenses are either directly related to the activity in a segment or are centrally managed and, together with general and administrative costs, are allocated across the segments.

Assets are not managed or analyzed by segment and consequently no such segmented analysis is presented. It is impractical to obtain an analysis of revenue by customers' countries of domicile. CP Ships does not rely on any single major customer or group of major customers. No customer accounts for more than 10% of revenue.

                                             2003          2002        2001
                                             ----          ----        ----
Revenue                                  Restated      Restated
TransAtlantic                               1,573         1,328       1,323
Australasia                                   515           531         549
Latin America                                 297           238         244
Asia                                          635           508         435
Other                                         110            82          95
                                          -----------------------------------
                                          $ 3,130       $ 2,687     $ 2,646
                                          -----------------------------------

                                          -----------------------------------

Expenses
TransAtlantic                               1,508         1,272       1,244
Australasia                                   491           504         520
Latin America                                 286           217         216
Asia                                          647           549         448
Other                                          96            69          79
                                          -----------------------------------
                                          $ 3,028       $ 2,611     $ 2,507
                                          -----------------------------------

Operating income/(loss) before
exceptional items
TransAtlantic                                  65            56          79
Australasia                                    24            27          29
Latin America                                  11            21          28
Asia                                          (12)          (41)        (13)
Other                                          14            13          16
                                          -----------------------------------
                                            $ 102          $ 76       $ 139
                                          -----------------------------------

Depreciation and amortization included in expenses:

                                             2003          2002        2001
                                             ----          ----        ----

TransAtlantic                                  69            50          44
Australasia                                    16            10           6
Latin America                                  11             9           5
Asia                                           17            18           8
Other                                           6             6          11
                                          -----------------------------------
                                            $ 119          $ 93        $ 74
                                          -----------------------------------

Geographical analysis of property, plant and equipment and goodwill and other intangible assets:

                                             2003          2002
                                             ----          ----

Canada                                         39            33
United States                                  92            88
Other countries                                44            56
Ships (1)                                     987           868
Containers (1)                                 73            89
Goodwill and other intangible assets (1)      607           608
                                        --------------------------
                                          $ 1,842       $ 1,742
                                        --------------------------

(1) No ships, containers or goodwill and other intangible assets are located in a particular country.

23. Subsequent events

(a) Issuance of convertible senior subordinated notes
Subsequent to 31st December 2003, CP Ships completed the issue of 4% convertible senior subordinated notes due 2024 in an aggregate principal amount of $200 million. The notes are convertible into common shares under certain specified conditions at an initial conversion price of approximately US$ 25.22 per share. CP Ships may call the notes for cash at any time after 3rd July 2009. Holders of notes may put the notes to CP Ships in exchange for cash on 30th June 2009, 30th June 2014, and 30th June 2019. Proceeds of the offering have been used to reduce borrowings under the secured revolving credit facilities.

(b) Litigation
CP Ships is aware that certain security holder class action lawsuits have been filed against the company and certain directors in New York, California and Florida. Press releases issued by the plaintiffs in those lawsuits make reference to the company's press release of 9th August 2004 that it intends to restate previously reported financial results. CP Ships and the named directors intend to vigorously defend such lawsuits. The outcome and the amount of these claims are not yet determinable and accordingly, no provision has been made in these financial statements with respect to these matters.

24. Differences between accounting principles generally accepted in Canada & in the United States

Summary of differences - The consolidated financial statements are prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences are described below along with their effect on the Consolidated Statements of Income, Retained Earnings, Consolidated Balance Sheets and Consolidated Statements of Cash Flow. Certain additional disclosures as required under US GAAP have not been provided as permitted by the Securities and Exchange Commission.

(a) Derivative financial instruments - FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by FAS 137 and 138, is applied for the purpose of presenting US GAAP financial information.

The cumulative effect of the adoption of FAS 133 at 1st January 2001 was to reduce net income before taxes under US GAAP by approximately $4 million.

FAS 133 requires that all derivative instruments be recorded as assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives are recorded in each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

Embedded derivatives Certain customers are offered the option to pay invoices in either US$ or the local currency of the customer using exchange rates fixed at the date of invoicing. These terms constitute an embedded derivative and for US GAAP are accounted for under FAS 133 which requires revaluing these derivatives to fair value and recording a liability with the offset to net income. There is no such requirement under Canadian GAAP.

Interest rate swaps Interest rate swap agreements are used to manage interest rate risk. These swaps are accounted for as hedges under Canadian GAAP. Under US GAAP, not all of the criteria for hedge accounting are met and therefore outstanding interest rate swap agreements have been marked-to-market through earnings.

Foreign currency contracts Derivatives, which are designated as cash flow hedges for Canadian GAAP, are used to hedge certain anticipated foreign currency expenditures.

Under Canadian GAAP, gains and losses on foreign exchange hedge contracts are recognized in income in the period that the hedged exposure is recognized in income, which is the same period in which the instrument is settled. Except for cross-currency swaps relating to the Canmar Venture and Spirit lease obligations (note 13), not all of the criteria for hedge accounting under US GAAP are met and therefore outstanding hedges have been marked-to-market through earnings.

Bunker fuel price contracts Bunker fuel price contracts are used to hedge fuel prices. Under Canadian GAAP, payments or receipts on bunker fuel price hedge contracts are recognized in the income statement concurrently with the hedged transaction and netted against the hedged item. Under US GAAP, not all of the criteria for hedge accounting are met and therefore outstanding contracts are marked-to-market through earnings.

(b) Acquisition-related costs - Prior to 1st January 2001, there were differences between Canadian and US GAAP as to the timing of the recognition of certain liabilities associated with acquisition-related integration and reorganization costs. Further, in the past under US GAAP certain of these costs were charged to the income statement rather than being allocated to the cost of the acquisition, with a consequent effect on the amount of goodwill and the subsequent annual amortization charge. Differences in the balance of goodwill will remain because from 1st January 2002 goodwill has not been amortized under either Canadian or US GAAP.

Prior to 2002, under Canadian GAAP, goodwill charges net of any tax effects were reported separately as a deduction from income after tax, whereas US GAAP required goodwill charges to be reported within operating expenses and consequently they were included in the determination of operating income. Amortization expense for the year ended 31st December 2001 was $14 million.

(c) Pension costs - The treatment of pension costs is similar under both Canadian and US GAAP with certain exceptions. The differences affecting CP Ships are the additional minimum liability required under US GAAP and the recoverable surplus limitation required under Canadian GAAP. These items account for the US GAAP reconciliation items.

(d) Stock-based compensation - Under Canadian GAAP, compensation expense is not recognized for stock options. Any consideration paid by employees on the exercise of stock options is credited to share capital. For US GAAP under APB 25, the difference between the market value at the date of grant and the grant price of the stock option or issuance of shares to employees would be recognized as compensation expense.

Under both Canadian and US GAAP the issuance of shares to employees is recognized as compensation expense based on market value at the date of grant. Prior to 1st January 2002, however, the issuance of shares to employees was not recognized as compensation expense under Canadian GAAP.

(e) Ships - During August 2002, four ships were purchased that were previously bareboat chartered. Under Canadian GAAP, these charters were accounted for as operating leases. However, the ships were owned by special purpose entities that were consolidated under US GAAP. Consequently, for US GAAP a loss on extinguishment of debt was recorded at purchase while this amount was capitalized as part of the cost of the ships for Canadian GAAP. At 31st December 2003, the difference in equity of $22 million represents the difference in capitalized ship costs between US and Canadian GAAP and will be reduced as the assets are depreciated.

(f) Capitalized interest - Under Canadian GAAP, CP Ships does not capitalize interest on construction of assets. US GAAP requires interest incurred as part of the costs of constructing assets to be capitalized and amortized over their estimated useful lives.

(g) Restructuring costs - Prior to 31st March 2003, there were differences between Canadian GAAP and US GAAP as to the timing and recognition of certain liabilities associated with the accounting for costs associated with an exit activity. US GAAP requires that all costs associated with an exit activity should be recognized when liabilities are actually incurred, whereas under Canadian GAAP, certain costs could be recognized when it was decided to execute an exit plan resulting in the incurrence of costs that have no future economic benefit.

(h) Compensation expense & treasury stock - Rabbi Trust - The US employee deferred compensation plan assets held in a Rabbi Trust are not consolidated under Canadian GAAP. However, in accordance with US GAAP, assets held in a Rabbi Trust are included in the financial statements of the employer, with a corresponding amount recorded as a deferred compensation obligation. CP Ships stock held by the Rabbi Trust is classified as treasury stock and is excluded from the average number of common shares outstanding. The deferred compensation obligation is adjusted each period with a corresponding charge (or credit) to compensation expense to reflect the fair value of the amount owed to the employees.

(i) Other comprehensive income - US GAAP requires the disclosure, as other comprehensive income, of changes in equity during the period from transactions and other events from non-owner sources. Canadian GAAP does not require similar disclosure.

Other comprehensive income under US GAAP in these financial statements arises from foreign currency translation adjustments and additional minimum pension liability.

(j) Recent US GAAP pronouncements - In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN 46 is effective for variable interest entities created or modified after 31st January 2003 and to any variable interest entities in which the company obtains an interest after that date. A FASB Staff Position issued in October 2003 deferred the effective date of FIN 46 to the first interim or annual period ending after 15th December 2003 for entities created before 1st February 2003 if certain criteria are met. The requirements of FIN 46 did not have a material impact on the results of operations or financial position of CP Ships in 2003.

In April 2003, the FASB issued Statement No. 149 ("SFAS 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and requires that contracts with comparable characteristics be accounted for similarly. The provisions of SFAS 149 are effective for contracts entered into or modified after 30th June 2003 and for hedging relationships designated after 30th June 2003. The requirements of SFAS 149 did not have a material impact on the results of operations or financial position of CP Ships in 2003.

In May 2003, the FASB issued Statement No. 150 ("SFAS 150"), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for the classification and measurement of financial instruments with characteristics of both liabilities and equity. SFAS 150 was originally to be effective for all financial instruments entered into or modified after 31st May 2003 or otherwise at the beginning of the first interim period beginning after 15th June 2003 and was to be applied prospectively. However, on 29th October 2003, the FASB decided to defer the provisions of paragraphs 9 and 10 of SFAS 150 as they apply to manditorily redeemable non-controlling interests. These provisions require that mandatorily redeemable minority interests within the scope of SFAS 150 be classified as a liability on the parent company's financial statements in certain situations, including when a finite-life entity is consolidated. The deferral of those provisions is expected to remain in effect while these interests are addressed in either Phase II of the FASB's Liabilities and Equity Project or Phase II of the FASB's Business Combinations Project. The Board also decided to (i) preclude any "early" adoption of the provisions of paragraph 9 and 10 for these non-controlling interests during the deferral period, and (ii) require the restatement of any financial statements that have been issued where these provisions were applied to mandatorily redeemable noncontrolling interests. SFAS 150 is not expected to have any impact on CP Ships' financial position or results of operations.

(k) As described in note 2, the company has restated its financial statements for certain items described herein. The adjustments described in that note also the impact the US GAAP financial information for the two years ended 31st December 2003 as set out below.

                                                 31st           31st
                                               December       December
US$ millions                                     2003           2002
-----------------------------------------------------------------------

Net income - US GAAP - as
previously reported                               71             40

Adjustments                                      (29)            (7)
                                             --------------------------

Net income - US GAAP - as restated                42             33
                                             --------------------------

                                                 31st          31st
                                               December      December
US$ millions                                     2003          2002
-----------------------------------------------------------------------

Equity - US GAAP - as previously
reported                                       1,233          1,164

Adjustments                                      (36)            (7)
                                             --------------------------

Equity - US GAAP - as restated                 1,197          1,157
                                             --------------------------

(l) Statements of consolidated income & shareholders' equity

Reconciliation of net income under Canadian GAAP to net income under US GAAP:


(US$ millions except per share amounts)                                                Year ended 31st December
                                                                             2003           2002           2001
                                                                             ----           ----           ----
                                                                         Restated       Restated
Net income - Canadian GAAP                                                     53             45             69
US GAAP adjustments:
   Embedded derivatives                                                        (7)             -              2
   Interest rate swaps                                                         (1)             4              -
   Foreign currency contracts                                                   1              -              -
   Bunker fuel price contracts                                                  1              -              -
   Acquisition-related costs                                                    -             (3)            (3)
   Pension costs                                                               (4)             2             (3)
   Stock-based compensation                                                    (3)             -             (8)
   Ships                                                                        1            (20)             -
   Capitalized interest                                                        (1)             5              -
   Restructuring costs                                                          3              -              -
   Compensation expense - Rabbi Trust                                          (1)             -              -
   Tax effect of US GAAP adjustments                                            -              -              -
                                                                        --------------------------------------------
Income - US GAAP before cumulative effect of accounting change                 42             33             57
Cumulative effect of adoption of FAS 133                                        -              -             (4)
                                                                        --------------------------------------------
Net income - US GAAP                                                           42             33             53
Other comprehensive income:
   Foreign currency translation adjustments                                    14              2             (2)
   Additional minimum pension liability                                        (7)            (6)             -
                                                                        --------------------------------------------
Comprehensive income - US GAAP                                               $ 49           $ 29           $ 51
                                                                        --------------------------------------------

Earnings per common share basic ($ per share) /(1)/
Canadian GAAP                                                              $ 0.59         $ 0.53         $ 0.83
US GAAP
   Income before cumulative effect of accounting change                    $ 0.47         $ 0.39         $ 0.68
   Cumulative effect of accounting change                                       -              -        $ (0.05)
                                                                        --------------------------------------------
Basic earnings per common share after cumulative effect of
  accounting change                                                        $ 0.47         $ 0.39         $ 0.63
                                                                        --------------------------------------------

Earnings per common share diluted ($ per share) /(1)/
Canadian GAAP                                                              $ 0.57         $ 0.52         $ 0.83
US GAAP
   Income before cumulative effect of accounting change                    $ 0.45         $ 0.38         $ 0.68
   Cumulative effect of accounting change                                       -              -        $ (0.05)
                                                                        --------------------------------------------
Diluted earnings per common share after cumulative effect of
accounting change                                                          $ 0.45         $ 0.38         $ 0.63
                                                                        --------------------------------------------

Average number of common shares outstanding basic (millions)
   Canadian GAAP                                                             89.8           84.8           79.3
   US GAAP                                                                   89.6           84.8           79.3
Average number of common shares outstanding diluted (millions)
   Canadian GAAP                                                             92.6           86.1           79.9
   US GAAP                                                                   92.6           86.1           79.9


/(1)/ 2001 earnings per share is calculated after deduction of preference share dividends

Reconciliation of equity under Canadian GAAP to equity under US GAAP:


                                                                      As at 31st December
                                                       2003           2002           2001
                                                       ----           ----           ----
                                                   Restated       Restated
Equity - Canadian GAAP                                1,278          1,218          1,096
US GAAP adjustments:
   Embedded derivatives                                  (9)            (2)            (2)
   Interest rate swaps                                    3              4              -
   Foreign currency contracts                             1              -              -
   Bunker fuel price contracts                            1              -              -
   Acquisition-related costs                            (44)           (44)           (41)
   Pension costs                                        (12)            (1)             3
   Stock-based compensation                              (3)             -              -
   Ships                                                (22)           (23)            (3)
   Capitalized interest                                   4              5              -
   Restructuring costs                                    3              -              -
   Compensation expense - Rabbi Trust                    (1)             -              -
   Treasury stock - Rabbi Trust                          (2)             -              -
   Tax effect of US GAAP adjustments                      -              -              -
                                                  ---------------------------------------------
Equity - US GAAP                                    $ 1,197        $ 1,157          1,053
                                                  ---------------------------------------------


25. Additional US GAAP disclosures

Additional US GAAP disclosures are set out below.

(a) Financial statement presentation

In accordance with FASB Statement 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", the loss of $25 million on extinguishment of debt was reclassified into net income as it is no longer eligible to be classified as extraordinary.

(b) Accounts receivable

                                                     As at 31st December
($ millions)                                        2003           2002
                                                    ----           ----
                                                Restated
Trade receivables                                    335            375
Third-party agents                                    16             17
Other receivables                                    112            134
                                                 -------------------------
Total accounts receivable                          $ 463          $ 526
                                                 -------------------------

(c) Allowance for bad debts

The allowance for bad debts as at 31st December 2003 and 2002 was $25 million and $18 million, respectively.

(d) Trade and other payables
                                                     As at 31st December
($ millions)                                        2003           2002
                                                    ----           ----
                                                Restated       Restated
Trade payables                                       104            132
Accrued operating expenses                           254            336
Third-party agents                                     -              6
Other payables and accrued                           206            191
liabilities
                                                 -----------------------------
Total accounts payable and accrued liabilities     $ 564          $ 665
                                                 -----------------------------

(d) Restructuring

In 2001, a $19 million restructuring charge was recorded related to rationalizing organization and offices, mostly in North America and Europe to improve efficiency, reduce costs and strengthen competitive positioning. The charge is comprised of $10 million in employee related charges, and $9 million in office lease related charges and is shown as a separate operating expense line within the statements of income. The employee related charges represent severance and related benefits such as outplacement counseling, certain legal costs, vacation and medical coverage for terminated employees.

The restructuring plan identified a number of offices to be closed in various cities. The office lease related charges include the cost of leased office space that will no longer be occupied as well as costs required to terminate existing lease obligations.

The following table presents a roll forward of activity related to these restructuring charges.

($ millions)                            Employee     Office Lease
                                         Related       Related
                                         Charges       Charges         Total
                                         -------       -------         -----

Balance at 31st December 2000               -             -              -
  Pre-tax charge                           10             9             19
  Payments                                 (3)           (2)            (5)
                                      ----------------------------------------
Balance at 31st December 2001               7             7             14
  Pre-tax charge                            -             -              -
  Payments                                 (4)           (5)            (9)
  Adjustment                               (2)            -             (2)
                                      ----------------------------------------
Balance at 31st December 2002               1             2              3
  Pre-tax charge                            -             -              -
  Payments                                 (1)           (1)            (2)
                                      ----------------------------------------
Balance at 31st December 2003             $ -           $ 1            $ 1
                                      ----------------------------------------

The adjustment made to the restructuring provision in 2002 is further described in note 3.

In 2003, a restructuring charge was recorded (as described in note 3) and is shown as a separate operating expense line within the statements of income. The following table presents a roll forward of the 2003 activity related to this restructuring charge:

                                        Employee     Office Lease
                                         Related       Related
($ millions)                             Charges       Charges         Total
                                         -------       -------         -----

Balance at 31st December 2002               -             -              -
  Pre-tax charge                            3             2              5
  Payments                                 (3)           (2)            (5)
                                      ----------------------------------------
Balance at 31st December 2003             $ -           $ -            $ -
                                      ----------------------------------------

(e) Stock-based compensation

Under the CP Ships Employee Stock Option Plan ("ESOP") and the Directors Stock Option Plan ("DSOP") options may be granted to key employees and directors to purchase CP Ships common shares at a price normally based on the market value of the shares on or immediately prior to the grant date. Each option may be exercised after three years and no later than ten years after the grant date.

CP Ships applies the intrinsic value method of accounting for its options granted to employees. If CP Ships had determined compensation cost based on the fair value at the grant date for employee share options in accordance with FASB Statement No. 123, "Accounting for Stock-Based Compensation", net income and net income per share would have changed to the pro forma amounts indicated below.

                                                      Year ended 31st December
($ million except per share amounts)           2003        2002           2001
                                               ----        ----           ----
                                           Restated    Restated
Net income - US GAAP, as reported              $ 42        $ 33           $ 53
Pro-forma net income - US GAAP                 $ 46        $ 32           $ 53
Pro-forma earnings per share basic /(1)/     $ 0.51      $ 0.38         $ 0.63
Pro-forma earnings per share diluted /(1)/   $ 0.50      $ 0.37         $ 0.63
/(1)/ 2001 earnings per share is calculated after deduction of preference share dividends

The weighted average number of shares in issue used in the above table is given in note 24(l).

The fair value of each grant is estimated on the date of the grant using the Black-Scholes option pricing method with the following weighted-average assumptions used for grants made during the years ended 31st December 2003, 2002 and 2001:

                                               2003        2002           2001
                                               ----        ----           ----

Dividend yield                                 1.4%        1.4%           2.0%
Expected volatility                           30.0%       30.0%          30.0%
Risk-free interest rate                        4.5%        4.5%           3.8%
Expected option term (years)                      5           5              5

(f) Goodwill and other intangible assets

Amortization of goodwill ceased on 31st December 2001 on the implementation of SFAS 142. Goodwill is now carried at amortized cost. The impact on net income is as follows:

                                                   Year ended 31st December
($ million except per share amounts)              2003        2002      2001
                                                  ----        ----      ----
                                              Restated    Restated
Net income - US GAAP                                42          33        53
Add back: goodwill amortization                      -           -        14
                                            -----------------------------------
Adjusted net income - US GAAP                     $ 42        $ 33      $ 67

Earnings per share basic, as reported /(1)/     $ 0.47      $ 0.39    $ 0.63
Pro-forma earnings per share basic /(1)/        $ 0.47      $ 0.39    $ 0.81
Earnings per share diluted, as reported /(1)/   $ 0.45      $ 0.38    $ 0.63
Pro-forma earnings per share diluted /(1)/ $ 0.45 $ 0.38 $ 0.80 /(1)/ 2001 earnings per share is calculated after deduction of preference share dividends

Aggregate anticipated amortization expense for intangible assets over the next five years is as follows

($ millions)

2004                           1
2005                           1
2006                           1
2007                           1
2008                           1
2009 and thereafter            4
                         ---------
Total                        $ 9
                         ---------

(g) Pensions

Information about CP Ships' defined benefit pension plans required in accordance with FASB Statement No. 132 "Employers' Disclosures about Pension and Other Post Retirement Benefits" is as follows:

($ millions)                                         2003       2002
                                                     ----       ----

Change in benefit obligation
Benefit obligation at beginning of year                35         32
Service cost                                            1          1
Interest cost                                           2          2
Plan participants' contributions                        -          -
Actuarial (gain)/loss                                   4          2
Acquisitions                                            -          -
Amendment                                               -          -
Disposals                                               -          -
Settlements                                            (2)         -
Benefits paid                                          (3)        (3)
Exchange rate fluctuation                               5          1
                                                  ---------------------
Benefit obligation at end of year                      42         35
                                                  ---------------------

Change in plan assets
Fair value of plan assets at beginning of year         23         25
Actual return on plan assets                            3         (2)
Employer contributions                                  2          2
Plan participants' contributions                        -          -
Settlements                                             -          -
Acquisitions                                            -          -
Disposals                                               -          -
Benefits paid                                          (3)        (3)
Exchange rate fluctuations                              4          1
                                                  ---------------------
Fair value of plan assets at end of period           $ 29       $ 23
                                                  ---------------------

Funded status                                         (13)       (12)
Unrecognized transition (asset)/obligation              -          -
Unrecognized net actuarial (gain)/loss                 16         13
Unrecognized prior service cost                         -          -
                                                  ---------------------
(Accrued)/prepaid benefit cost                        $ 3        $ 1
                                                  ---------------------

($ millions)                                         2003       2002    2001
                                                     ----       ----    ----

Components of net periodic benefit cost
Service cost                                            1          1      1
Interest cost                                           2          2      4
Expected return on assets                              (2)        (2)    (4)
Recognized net actuarial loss                           1          -      -
Curtailment gain                                        -         (2)     -
Settlement cost on disposal                             -          -      3
                                                  ----------------------------
Net periodic benefit cost                             $ 2       $ (1)   $ 4
                                                  ----------------------------

Weighted average assumptions used to determine       2003       2002
                                                     ----       ----
benefit obligations as of 31st December
Discount rate                                        6.0%       6.1%
Rate of compensation increase                        4.4%       4.2%

Weighted average assumptions used to determine net   2003       2002    2001
                                                     ----       ----    ----
periodic benefit cost for years ended 31st December
Discount rate                                        6.1%       6.5%    6.7%
Expected return on plan assets                       7.0%       7.2%    6.9%
Rate of compensation increase                        4.2%       4.9%    4.6%

Additional disclosures required in accordance with FASB Statement No. 132 regarding the Canadian pension arrangements are as follows:

The accumulated benefit obligation at 31st December 2003 is $12 million (2002: $9 million).

The measurement date used is 31st December 2003.

Prior to 1st October 2001, CP Ships participated in the Canadian Pacific Express Transport Pension Plan ("CPET Plan"). The CPET Plan is a registered pension plan with defined benefit and defined contribution components. Assets are set aside to satisfy the pension obligations of the registered plan. Effective 1st October 2001, CP Ships is withdrawing from participation in the CPET Plan and establishing its own registered pension plan. At 31st December 2003, the basis upon which the transfer of assets to the new CP Ships plan will be determined had not been finalized nor had regulatory approval been provided.

(h) Software development costs

Software development costs are capitalized in accordance with SOP 98-1, "Accounting for the costs of computer software developed or obtained for internal use". At 31st December 2003 and 2002, the net book value of software development costs included within computer hardware and software was $72 million and $76 million, respectively. Amortization expense for the year ended 31st December 2003 was $16 million (2002: $9 million, and 2001: $1 million).

(i) Shareholders equity

The following table presents the activity for contributed surplus and accumulated other comprehensive income for 2003, 2002 and 2001:

($ millions)                                                   Accumulated
                                                                     Other
                                              Contributed    Comprehensive
                                                  Surplus           Income
                                                  -------           ------

Balance at 31st December 2000                             -             (8)
  Translation adjustment                                  -             (2)
                                                ----------------------------
Balance at 31st December 2001                             -            (10)
  Translation adjustment                                  -              2
  Additional minimum pension liability                    -             (6)
  Stock-based compensation - restricted                   1              -
  shares
                                                ----------------------------
Balance at 31st December 2002                             1            (14)
  Translation adjustment                                  -             14
  Additional minimum pension liability                    -             (7)
  Stock-based compensation - restricted                   6              -
  shares
  Treasury stock - Rabbi Trust                           (2)             -
                                                ----------------------------
Balance at 31st December 2003                           $ 5           $ (7)
                                                ----------------------------

Treasury stock is carried at cost, and results from the consolidation of certain employee deferred compensation plans including Rabbi Trusts in accordance with FIN 46, "Variable Interest Entities". At 31st December 2003, there were 493,578 shares classified as treasury stock.

(j) Income tax expense

Sources of income/(loss) before income taxes are presented as follows:


                                                                                Year ended 31st December
($ millions)                                                                 2003        2002       2001
                                                                             ----        ----       ----
                                                                         Restated    Restated
Income/(loss) before income tax from continuing operations:
Canada                                                                         (1)        (10)         3
Foreign                                                                        57          65         93
                                                                    --------------------------------------
Income before income tax                                                     $ 56        $ 55       $ 96
                                                                    --------------------------------------

The income tax expense from continuing operations consisted of the following:

                                                                                Year ended 31st December
($ millions)                                                                 2003        2002       2001
                                                                             ----        ----       ----

Current tax (benefit)/expense:
Canada                                                                         (1)          3          2
Foreign                                                                         8           8         10
                                                                    --------------------------------------
Total current                                                                 $ 7        $ 11       $ 12

Future tax benefit
Canada                                                                         (2)         (1)         -
Foreign                                                                        (2)          -          -
                                                                    --------------------------------------
Total future                                                                 $ (4)       $ (1)       $ -

                                                                    --------------------------------------
Total tax expense                                                             $ 3        $ 10       $ 12
                                                                    --------------------------------------


The effect of temporary differences and carryforwards that give rise to future income tax assets and liabilities from continuing operations are as follows:

                                                        As at 31st December
($ millions)                                              2003     2002
                                                          ----     ----

Future income tax assets:
   Non-capital loss carryforwards                           26       20
                                                       ---------------------
Gross future income tax assets                              26       20
Valuation allowance                                        (22)     (20)
                                                       ---------------------
Net future income tax assets                               $ 4      $ -

Future income tax liabilities:
Capital assets carrying value in excess of tax basis        (7)      (6)
basis
Other items                                                  -       (1)
                                                       ---------------------
Total future income tax liabilities                       $ (7)    $ (7)

                                                       ---------------------
Net future income tax liabilities                         $ (3)    $ (7)
                                                       ---------------------

The valuation allowance for future tax assets as at 31st December 2003, 2002 and 2001 was $22 million, $20 million, and $6 million, respectively. The net change in the valuation allowance for the year ended 31st December 2003 was an increase of $2 million. For the years ended 31st December 2002 and 2001, the net change in the valuation allowance was an increase of $14 million and an increase of $5 million, respectively.

26. Supplemental Information on the Subsidiary Guarantors

The obligations of CP Ships under the ten-year senior notes have been jointly and severally, fully and unconditionally guaranteed by wholly owned subsidiaries, CP Ships (UK) Limited ("CP Ships (UK)"), Lykes Lines Limited, LLC ("Lykes LLC"), and TMM Lines Limited, LLC ("TMM LLC") (the "Subsidiary Guarantors"). The following tables set out condensed consolidating balance sheets of CP Ships as at 31st December 2003 and 2002 and condensed consolidating statements of income and cash flow for the years ended 31st December 2003, 2002 and 2001which contain separate financial information relating to the Subsidiary Guarantors.



Supplementary consolidating statements of income - 2003

                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                      -------     ----------   ------------   ------------         ------
                                                     Restated      Restated      Restated       Restated        Restated
Canadian GAAP
Revenues
Container shipping operations                              -          3,001            627           (498)         3,130
Expenses
Container shipping operations                              -          2,451            357           (321)         2,487
General and administrative                                20            418            163           (177)           424
Depreciation and amortization of intangible assets         -             38             81              -            119
Currency exchange loss/(gain)                              -              4             (6)             -             (2)
Diminution in value of property, plant and
   equipment                                               -              2              -              -              2
Gain on disposal of property, plant and equipment          -             (2)             -              -             (2)
                                                   ------------------------------------------------------------------------
                                                          20          2,911            595           (498)         3,028
Operating (loss)/income before
  exceptional items                                      (20)            90             32              -            102
Exceptional items                                          -             (7)            (3)             -            (10)
                                                   ------------------------------------------------------------------------
Operating (loss)/income                                  (20)            83             29              -             92
Interest expense, net                                     (1)             5            (40)             -            (36)
                                                   ------------------------------------------------------------------------
(Loss)/income before income tax                          (21)            88            (11)             -             56
Income tax expense                                         -             (4)             1              -             (3)
                                                   ------------------------------------------------------------------------
(Loss)/income before income from subsidiaries            (21)            84            (10)             -             53
Income/(loss) of subsidiaries                             74              9             84           (167)             -
                                                   ------------------------------------------------------------------------
Net income available to common shareholders             $ 53           $ 93           $ 74         $ (167)          $ 53
                                                   ------------------------------------------------------------------------

Net income - Canadian GAAP                                53             93             74           (167)            53
US GAAP adjustments/(1)/
  Embedded derivatives                                     -             (7)             -              -             (7)
  Interest rate swaps                                     (1)             -              -              -             (1)
  Foreign currency contracts                               -              -              1              -              1
  Bunker fuel price contracts                              -              -              1              -              1
  Pension costs                                            -              -             (4)             -             (4)
  Stock-based compensation                                (3)             -              -              -             (3)
  Ships                                                    -              1              -              -              1
  Capitalized interest                                     -              -             (1)             -             (1)
  Restructuring costs                                      -              2              1              -              3
  Compensation expense - Rabbi Trust                       -             (1)             -              -             (1)
  Tax effect of US GAAP adjustments                        -              -              -              -              -
                                                   ------------------------------------------------------------------------
Net income - US GAAP                                      49             88             72           (167)            42
Foreign currency translation adjustments                   -              4             10              -             14
Additional minimum pension liability                       -             (7)             -              -             (7)
                                                   ------------------------------------------------------------------------
Comprehensive income - US GAAP                          $ 49           $ 85           $ 82         $ (167)          $ 49
                                                   ------------------------------------------------------------------------
/(1)/The US GAAP differences as they apply to CP Ships are discussed in note 24.


Supplementary consolidating statements of income - 2002
                                                                                           YEAR ENDED 31ST DECEMBER 2002
                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                     -------     ----------   ------------   ------------         ------
                                                    Restated       Restated       Restated       Restated       Restated
Canadian GAAP
Revenues
Container shipping operations                              -          2,609            460           (382)         2,687
Expenses
Container shipping operations                              -          2,157            252           (254)         2,155
General and administrative                                 8            382            105           (128)           367
Depreciation and amortization of intangible assets         -             41             52              -             93
Currency exchange gain                                     -             (3)            (1)             -             (4)
                                                   ------------------------------------------------------------------------
                                                           8          2,577            408           (382)         2,611
Operating (loss)/income before
  exceptional items                                       (8)            32             52              -             76
Unusual items                                              -              3             (1)             -              2
                                                   ------------------------------------------------------------------------
Operating (loss)/income                                   (8)            35             51              -             78
Interest expense, net                                     (8)             -            (15)             -            (23)
                                                   ------------------------------------------------------------------------
(Loss)/income before income tax                          (16)            35             36              -             55
Income tax expense                                         -             (2)            (8)             -            (10)
                                                   ------------------------------------------------------------------------
(Loss)/income before income from subsidiaries            (16)            33             28              -             45
Income/(loss) of subsidiaries                             61             (2)            33            (92)             -
                                                   ------------------------------------------------------------------------
Net income available to common shareholders             $ 45           $ 31           $ 61          $ (92)          $ 45
                                                   ------------------------------------------------------------------------

Net income - Canadian GAAP                                45             31             61            (92)            45
US GAAP adjustments/(1)/
  Interest rate swaps                                      4              -              -              -              4
  Acquisition-related costs                                -             (3)             -              -             (3)
  Pension costs                                            -              -              2              -              2
  Ships                                                    -            (20)             -              -            (20)
  Capitalized interest                                     -              -              5              -              5
  Tax effect of US GAAP adjustments                        -              -              -              -              -
                                                   ------------------------------------------------------------------------
Net income - US GAAP                                      49              8             68            (92)            33
Foreign currency translation adjustments                   -             (3)             5              -              2
Additional minimum pension liability                       -             (6)             -              -             (6)
                                                   ------------------------------------------------------------------------
Comprehensive income/(loss) - US GAAP                   $ 49           $ (1)          $ 73          $ (92)          $ 29
                                                   ------------------------------------------------------------------------
/(1)/The US GAAP differences as they apply to CP Ships are discussed in note 24.



Supplemental consolidating statements of income - 2001
                                                                                           YEAR ENDED 31ST DECEMBER 2001
                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                     -------     ----------   ------------   ------------         ------
Canadian GAAP
Revenues
Container shipping operations                              -          2,655            287           (296)         2,646
Expenses
Container shipping operations                              -          2,165            199           (296)         2,068
General and administrative                                 -            324             35              4            363
Depreciation and amortization of intangible assets         -             44             37             (7)            74
Currency exchange loss                                     -              1              1              -              2
Gain on disposal of property, plant and equipment         (7)             -              -              7              -
                                                   ------------------------------------------------------------------------
                                                          (7)         2,534            272           (292)         2,507
Operating income before
  exceptional items                                        7            121             15             (4)           139
Unusual items                                              -             (8)           (11)             -            (19)
Spin-off related items                                     -             (7)           (17)             -            (24)
                                                   ------------------------------------------------------------------------
Operating income/(loss)                                    7            106            (13)            (4)            96
Interest income/(expense), net                             3              6             (9)             -              -
                                                   ------------------------------------------------------------------------
Income/(loss) before income tax                           10            112            (22)            (4)            96
Income tax expense                                         -             (6)            (6)             -            (12)
                                                   ------------------------------------------------------------------------
Income/(loss) before goodwill charges
  and minority interest                                   10            106            (28)            (4)            84
Minority interest                                          -              -              1              -              1
                                                   ------------------------------------------------------------------------
Income/(loss) before goodwill charges                     10            106            (27)            (4)            85
Goodwill charges, net of tax                               -            (16)             -              -            (16)
                                                   ------------------------------------------------------------------------
Income/(loss) before income from subsidiaries             10             90            (27)            (4)            69
Income/(loss) of subsidiaries                             60            (13)            90           (137)             -
                                                   ------------------------------------------------------------------------
Net income                                                70             77             63           (141)            69
Dividends on preference shares                            (3)             -              -              -             (3)
                                                   ------------------------------------------------------------------------
Net income available to common shareholders             $ 67           $ 77           $ 63         $ (141)          $ 66
                                                   ------------------------------------------------------------------------

Net income - Canadian GAAP                                70             77             63           (141)            69
US GAAP adjustments/(1)/
  Derivative financial instruments                         -              2              -              -              2
  Acquisition-related costs                                -             (3)             -              -             (3)
  Pension costs                                            -              -             (3)             -             (3)
  Stock-based compensation                                 -             (7)            (1)             -             (8)
  Tax effect of US GAAP adjustments                        -              -              -              -              -
                                                   ------------------------------------------------------------------------
Income - US GAAP before
  cumulative effect of accounting changes                 70             69             59           (141)            57
Cumulative effect of adoption of FAS 133                   -             (4)             -              -             (4)
                                                   ------------------------------------------------------------------------
Net income - US GAAP                                      70             65             59           (141)            53
Foreign currency translation adjustments                   -              1             (3)             -             (2)
                                                   ------------------------------------------------------------------------
Comprehensive income - US GAAP                          $ 70           $ 66           $ 56         $ (141)          $ 51
                                                   ------------------------------------------------------------------------
/(1)/The US GAAP differences as they apply to CP Ships are discussed in note 24.



Supplemental consolidating balance sheets and reconciliation of equity under Canadian GAAP to equity under US GAAP - 2003
                                                                                                AS AT 31ST DECEMBER 2003
                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
Canadian GAAP                                        -------     ----------   ------------   ------------         ------
ASSETS                                              Restated       Restated       Restated       Restated       Restated
Current assets
Cash and cash equivalents                                  2            30             43              -             75
Accounts receivable
  Intercompany                                             2         1,325          1,464         (2,791)             -
  Trade and other receivables                              -           382            125              -            507
Loans to affiliated companies due within one year        338           237            305           (880)             -
Inventory                                                  -            21              3              -             24
                                                   ------------------------------------------------------------------------
                                                         342         1,995          1,940         (3,671)           606
                                                   ------------------------------------------------------------------------
Investments in subsidiaries                            1,449            58          1,192         (2,699)             -
Property, plant and equipment                              -           166          1,069              -          1,235
Deferred charges                                           7             7             18              -             32
Goodwill and other intangible assets                       -           488            119              -            607
Future income tax assets                                   -             -              4              -              4
Other assets                                               -            15              1              -             16
                                                   ------------------------------------------------------------------------
                                                     $ 1,798       $ 2,729        $ 4,343       $ (6,370)       $ 2,500
                                                   ------------------------------------------------------------------------
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities
  Intercompany                                            29         1,434          1,328         (2,791)             -
  Accounts payable and accrued liabilities                11           331            222              -            564
Loans from affiliated companies due within one year      290            15            575           (880)             -
Long-term debt due within one year                         -             2             17              -             19
                                                   ------------------------------------------------------------------------
                                                         330         1,782          2,142         (3,671)           583
Long-term liabilities
Long-term debt due after one year                        196           115            321              -            632
Future income tax liabilities                              -             -              7              -              7
                                                   ------------------------------------------------------------------------
                                                         196           115            328              -            639
Shareholders' equity
Common share capital                                     686            20            848           (868)           686
Share premium                                              -           297              -           (297)             -
Contributed surplus                                        7           444              -           (444)             7
Retained earnings                                        579            69          1,021         (1,090)           579
Cumulative foreign currency translation adjustments        -             2              4              -              6
                                                   ------------------------------------------------------------------------
                                                       1,272           832          1,873         (2,699)         1,278
                                                   ------------------------------------------------------------------------
                                                     $ 1,798       $ 2,729        $ 4,343       $ (6,370)       $ 2,500
                                                   ------------------------------------------------------------------------

Equity - Canadian GAAP                                 1,272           832          1,873         (2,699)         1,278
US GAAP adjustments/(1)/
  Embedded derivatives                                     -            (9)             -              -             (9)
  Interest rate swaps                                      3             -              -              -              3
  Foreign currency contracts                               -             -              1              -              1
  Bunker fuel price contracts                              -             -              1              -              1
  Acquisition-related costs                                -           (44)             -              -            (44)
  Pension costs                                            -           (13)             1              -            (12)
  Stock-based compensation                                (3)            -              -              -             (3)
  Ships                                                    -           (22)             -              -            (22)
  Capitalized interest                                     -             -              4              -              4
  Restructuring costs                                      -             2              1              -              3
  Compensation expense - Rabbi Trust                       -            (1)             -              -             (1)
  Treasury stock - Rabbi Trust                             -            (2)             -              -             (2)
  Tax effect of US GAAP adjustments                        -             -              -              -              -
                                                   ------------------------------------------------------------------------
Equity - US GAAP                                     $ 1,272         $ 743        $ 1,881       $ (2,699)       $ 1,197
                                                   ------------------------------------------------------------------------
/(1)/The US GAAP differences as they apply to CP Ships are discussed in note 24.



Supplemental consolidating balance sheets and reconciliation of equity under Canadian GAAP to equity under US GAAP - 2002
                                                                                               AS AT 31ST DECEMBER 2002

                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                     -------     ----------   ------------   ------------         ------
                                                    Restated       Restated       Restated       Restated       Restated
Canadian GAAP
ASSETS
Current assets
Cash and cash equivalents                                  1            58             51              -            110
Accounts receivable
  Intercompany                                             2         1,039            883         (1,924)             -
  Trade and other receivables                              2           463            107              -            572
Loans to affiliated companies due within one year         66           134            177           (377)             -
Inventory                                                  -            18              3              -             21
                                                   ------------------------------------------------------------------------
                                                          71         1,712          1,221         (2,301)           703
                                                   ------------------------------------------------------------------------

Investments in subsidiaries                            1,361            43          1,104         (2,508)             -
Property, plant and equipment                              -           106          1,028              -          1,134
Deferred charges                                           8             7             23              -             38
Goodwill and other intangibles                             -           483            125              -            608
Other assets                                               -             4              -              -              4
                                                   ------------------------------------------------------------------------
                                                     $ 1,440       $ 2,355        $ 3,501       $ (4,809)       $ 2,487
                                                   ------------------------------------------------------------------------
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities
  Intercompany                                             7           876          1,041         (1,924)             -
  Accounts payable and accrued liabilities                11           565             89              -            665
Loans from affiliated companies due within one year        -           177            200           (377)             -
Long-term debt due within one year                         -             -             15              -             15
                                                   ------------------------------------------------------------------------
                                                          18         1,618          1,345         (2,301)           680
Long-term liabilities
Long-term debt due after one year                        196             1            385              -            582
Future income taxes                                        -             1              6              -              7
                                                   ------------------------------------------------------------------------
                                                         196             2            391              -            589
Shareholders' equity
Common share capital                                     685            20            824           (844)           685
Share premium                                              -           297              -           (297)             -
Contributed surplus                                        1           444              -           (444)             1
Retained earnings                                        540           (24)           947           (923)           540
Cumulative foreign currency translation adjustments        -            (2)            (6)             -             (8)
                                                   ------------------------------------------------------------------------
                                                       1,226           735          1,765         (2,508)         1,218
                                                   ------------------------------------------------------------------------
                                                     $ 1,440       $ 2,355        $ 3,501       $ (4,809)       $ 2,487
                                                   ------------------------------------------------------------------------

Equity - Canadian GAAP                                 1,226           735          1,765         (2,508)         1,218
US GAAP adjustments/1)/
  Derivative financial instruments                         -            (2)             -              -             (2)
  Interest rate swaps                                      4             -              -              -              4
  Acquisition-related costs                                -           (44)             -              -            (44)
  Pension costs                                            -            (6)             5              -             (1)
  Ship leases                                              -           (23)             -              -            (23)
  Capitalized interest                                     -             -              5              -              5
  Tax effect of US GAAP adjustments                        -             -              -              -              -
                                                   ------------------------------------------------------------------------
Equity - US GAAP                                     $ 1,230         $ 660        $ 1,775       $ (2,508)       $ 1,157
                                                   ------------------------------------------------------------------------
/(1)/The US GAAP differences as they apply to CP Ships are discussed in note 24.


Supplemental consolidating statements of cash flow - 2003
                                                                                           YEAR ENDED 31ST DECEMBER 2003

                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                     -------     ----------   ------------   ------------         ------
                                                    Restated       Restated       Restated       Restated       Restated
Operating Activities
Net income                                              53             93             74           (167)            53
Depreciation and amortization of intangible assets       -             38             81              -            119
Exceptional items                                        -              7              3              -             10
Income from subsidiaries                               (74)            (9)           (84)           167              -
Future income tax benefit                                -             (1)            (3)             -             (4)
Amortization of deferred charges                         1              3              9              -             13
Diminution in value of property, plant and
   equipment                                             -              2              -              -              2
Gain on disposal of property, plant and equipment        -             (2)             -              -             (2)
Restricted share awards                                  6              -              -              -              6
                                                   ----------------------------------------------------------------------------
                                                       (14)           131             80              -            197

Decrease/(increase) in non-cash working capital         24            (79)            18              -            (37)
                                                   ----------------------------------------------------------------------------

Cash from operations before exceptional item
  related payments                                      10             52             98              -            160
Exceptional item related payments                        -             (6)            (4)             -            (10)
                                                   ----------------------------------------------------------------------------

Cash from operations                                    10             46             94              -            150

Financing activities
Increase in share capital                                1              -             24            (24)             1
Increase in long-term debt                               -              -            104              -            104
Repayment of long-term debt                              -             (3)          (169)             -           (172)
Increase in deferred financing costs                     -              -             (1)             -             (1)
(Decrease)/increase in loans from
  affiliated companies                                  18            (72)            54              -              -
Common share dividends paid                            (14)             -              -              -            (14)
                                                   ----------------------------------------------------------------------------

Cash inflow/(outflow) from financing activities          5            (75)            12            (24)           (82)

Investing activities
Additions to property, plant and equipment               -             (5)          (153)             -           (158)
Increase in deferred dry-dock costs                      -             (1)            (3)             -             (4)
Reimbursement of ship stage payments                     -              -             43              -             43
Proceeds from disposal of property, plant and
  equipment                                              -             18              -              -             18
Increase in investments in affiliated companies        (14)           (10)             -             24              -
Increase in other assets                                 -             (1)            (1)             -             (2)
                                                   ----------------------------------------------------------------------------

Cash (outflow)/inflow from investing activities        (14)             1           (114)            24           (103)
                                                   ----------------------------------------------------------------------------

Increase/(decrease) in cash and cash equivalents         1            (28)            (8)             -            (35)
Cash and cash equivalents at beginning of year           1             58             51              -            110
                                                   ----------------------------------------------------------------------------
Cash and cash equivalents at end of year               $ 2           $ 30           $ 43            $ -           $ 75
                                                   ----------------------------------------------------------------------------






Supplemental consolidating statements of cash flow - 2002

                                                                                           YEAR ENDED 31ST DECEMBER 2002

                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                     -------     ----------   ------------   ------------         ------
                                                    Restated       Restated       Restated       Restated       Restated
Operating Activities
Net income                                              45             31             61            (92)            45
Depreciation and amortization of intangible assets       -             41             52              -             93
Exceptional items                                        -             (3)             1              -             (2)
Income from subsidiaries                               (61)             2            (33)            92              -
Future income tax benefit                                -             (1)             -              -             (1)
Amortization of deferred charges                         -              3              6              -              9
Other                                                    1             (3)             5             (2)             1
                                                   ----------------------------------------------------------------------------
                                                       (15)            70             92             (2)           145

Decrease/(increase) in non-cash working capital          9            (72)            12              2            (49)
                                                   ----------------------------------------------------------------------------

Cash from operations before exceptional item
  related payments                                      (6)            (2)           104              -             96
Exceptional item related payments                        -              -            (12)             -            (12)
                                                   ----------------------------------------------------------------------------

Cash from operations                                    (6)            (2)            92              -             84

Financing activities
Increase in share capital                               88              -            229           (229)            88
Increase in long-term debt                             196              -            361              -            557
Repayment of long-term debt                              -              -           (212)             -           (212)
Repayment of Italia short-term debt                      -              -            (11)             -            (11)
Increase in deferred financing costs                    (8)             -             (3)             -            (11)
(Decrease)/increase in loans from
  affiliated companies                                 (55)            32             23              -              -
Common share dividends paid                            (14)             -              -              -            (14)
                                                   ----------------------------------------------------------------------------

Cash inflow/(outflow) from financing activities        207             32            387           (229)           397

Investing activities
Additions to property, plant and equipment               -            (14)          (425)             -           (439)
Increase in deferred dry-dock costs                      -             (2)            (7)             -             (9)
Acquisition of businesses                                -              -            (40)             -            (40)
Proceeds from disposal of property, plant and
  equipment                                              -              3              2              -              5
Increase in investments in affiliated companies       (200)           (29)             -            229              -
Increase in other assets                                 -             (4)             -              -             (4)
                                                   ----------------------------------------------------------------------------

Cash (outflow)/inflow from investing activities       (200)           (46)          (470)           229           (487)
                                                   ----------------------------------------------------------------------------

Increase/(decrease) in cash and cash equivalents         1            (16)             9              -             (6)
Cash and cash equivalents at beginning of year           -             74             42              -            116
                                                   ----------------------------------------------------------------------------
Cash and cash equivalents at end of year               $ 1           $ 58           $ 51            $ -          $ 110
                                                   ----------------------------------------------------------------------------



Supplemental consolidating statements of cash flow - 2001
                                                                                           YEAR ENDED 31ST DECEMBER 2001

                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                     -------     ----------   ------------   ------------         ------

Operating Activities
Net income                                              70              77             63            (141)           69
Depreciation and amortization of intangible assets       -              60             37              (7)           90
Unusual and spin-off related items                       -              15             28               -            43
Income from subsidiaries                               (60)             13            (90)            137             -
Gain on disposal of property, plant and equipment       (7)              -              -               7             -
Amortization of deferred charges                         -               2              3               -             5
Other                                                    -               -              3              (2)            1
                                                   ----------------------------------------------------------------------------
                                                         3             167             44              (6)          208

Decrease/(increase) in non-cash working capital         17             (70)            45              15             7
                                                   ----------------------------------------------------------------------------

Cash from operations before exceptional and
  spin-off related payments                             20              97             89               9           215
Exceptional and spin-off related payments                -              (8)           (17)              -           (25)
                                                   ----------------------------------------------------------------------------

Cash from operations                                    20              89             72               9           190

Financing activities
Contributed surplus                                      2               -              -               -             2
Return of share capital                                (14)              -              -               -           (14)
Redemption of preferred shares                        (116)              -              -               -          (116)
Increase in long-term debt                               -               -            160               -           160
Repayment of long-term debt                              -              (2)           (12)              -           (14)
Increase in deferred financing costs                     -               -             (7)              -            (7)
Repayment of loans from former affiliated
  companies                                             (5)             (8)           (37)              -           (50)
Preference dividends paid                               (3)             (1)             -               1            (3)
                                                   ----------------------------------------------------------------------------

Cash (outflow)/inflow from financing activities       (136)            (11)           104               1           (42)

Investing activities
Additions to property, plant and equipment               -             (82)          (196)            (10)         (288)
Increase in deferred dry-dock costs                      -              (6)            (3)              -            (9)
Proceeds from disposal of property, plant and
  equipment                                              -               3             12               -            15
Proceeds from disposal of investments                    -              (1)            13               -            12
Repayment of loans to former affiliated companies      116               -              -               -           116
                                                   ----------------------------------------------------------------------------

Cash inflow/(outflow) from investing activities        116             (86)          (174)            (10)         (154)
                                                   ----------------------------------------------------------------------------

(Decrease)/increase in cash and cash equivalents         -              (8)             2               -            (6)
Cash and cash equivalents at beginning of year           -              82             40               -           122
                                                   ----------------------------------------------------------------------------
Cash and cash equivalents at end of year               $ -            $ 74           $ 42             $ -         $ 116
                                                   ----------------------------------------------------------------------------


As described in note 2, the company has restated its financial statements for certain items described therein. In addition, associated investigation of the supplemental information on the subsidiary guarantors has resulted in adjustments to this supplemental information for 2003 and 2002. These adjustments, which do not affect the consolidated totals, are required to correct the reporting of transactions between the subsidiary guarantors and other subsidiaries.

(a) Impact of restatement on consolidated statements of income

The impact of the restatements on net income for the years ended 31st December 2003 and 2002 are as follows:



2003
----

                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                     -------     ----------   ------------   ------------         ------

  Net income - as previously reported                     82            127            103           (230)            82

  Adjustments:
  ------------

  Related to restatement (see note 2)                    (29)           (29)           (29)            58            (29)
  Other (i)                                                -             (5)             -              5              -
                                                   ------------------------------------------------------------------------

  Total adjustments                                      (29)           (34)           (29)            63            (29)
                                                   ------------------------------------------------------------------------

  Net income - as restated                              $ 53           $ 93           $ 74         $ (167)          $ 53
                                                   ------------------------------------------------------------------------


(i) 2003 container shipping operations expenses have been reduced by $6 million due to the late recognition of recharges by the subsidiary guarantors to the other subsidiaries. These recharges consequently reduce the income of subsidiaries of the subsidiary guarantors and therefore there is a nil effect on net income. An additional $5 million adjustment on the subsidiary guarantor's income of subsidiaries is for corrections to commission recharges by other subsidiaries and results in a reduction of net income of the subsidiary guarantors. These adjustments do not have an affect the consolidated totals.



2002
----

                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                     -------     ----------   ------------   ------------         ------

  Net income - as previously reported                     52             40             68           (108)            52

  Adjustments:
  ------------

  Related to restatement (see note 2)                     (7)            (7)            (7)            14             (7)
  Other  (i)                                               -             (2)             -              2              -

                                                   ------------------------------------------------------------------------
                                                          (7)            (9)            (7)            16             (7)
  Total adjustments                                ------------------------------------------------------------------------

  Net income - as restated                              $ 45           $ 31           $ 61          $ (92)          $ 45
                                                   ------------------------------------------------------------------------


(i) The 2002 adjustment of $2 million results from the outcome of investigations into inter-company balances within the subsidiary guarantors. These adjustments do not have an affect on the consolidated totals.

(b) Impact of restatements on consolidated statements of retained earnings

The impact of the restatements on retained earnings as at 31st December 2003 and 2002 are as follows:



2003
----

                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                     -------     ----------   ------------   ------------         ------

  Retained earnings - as previously reported             615            112          1,057         (1,169)           615

  Adjustments:
  ------------

  Related to restatement (see note 2)                    (36)           (36)           (36)            72            (36)
  Other                                                    -             (7)             -              7              -

                                                   ----------------------------------------------------------------------------

  Total adjustments                                      (36)           (43)           (36)            79            (36)
                                                   ----------------------------------------------------------------------------

  Retained earnings - as restated                      $ 579           $ 69        $ 1,021       $ (1,090)         $ 579
                                                   ----------------------------------------------------------------------------


2002
----

                                                    CP Ships     Subsidiary          Other                  Consolidated
                                                     Limited     Guarantors   Subsidiaries   Eliminations         Totals
                                                     -------     ----------   ------------   ------------         ------

  Retained earnings - as previously reported             547            (15)           954           (939)           547

  Adjustments:
  ------------

  Related to restatement (see note 2)                     (7)            (7)            (7)            14             (7)
  Other                                                    -             (2)             -              2              -

                                                   ----------------------------------------------------------------------------

  Total adjustments                                       (7)            (9)            (7)            16             (7)
                                                   ----------------------------------------------------------------------------

  Retained earnings - as restated                      $ 540          $ (24)         $ 947         $ (923)         $ 540
                                                   ----------------------------------------------------------------------------

